                                                                    EXHIBIT 2.1
                                                                  CONFORMED COPY



                              AMENDED AND RESTATED

                             ORGANIZATION AGREEMENT

                                  BY AND AMONG

                           SMITH INTERNATIONAL, INC.,

                     SMITH INTERNATIONAL ACQUISITION CORP.,

                           M-I PURCHASE CORPORATION,

                                  M-I L.L.C.,

                        SMITH INTERNATIONAL CANADA LTD.,

                       M-I DRILLING FLUIDS CANADA, INC.,

                             SCHLUMBERGER LIMITED,

                      SCHLUMBERGER TECHNOLOGY CORPORATION

                                      AND

                             SCHLUMBERGER MI, INC.







                                 JULY 14, 1999

                               TABLE OF CONTENTS


                  Article 1. DEFINITIONS AND GENERAL..........................................  2

         1.1      Definitions.................................................................  2
         1.2      Construction................................................................  9
         1.3      References..................................................................  9
         1.4      Headings....................................................................  9

                  Article 2. REORGANIZATION OF M-I AND CONTRIBUTION...........................  9

         2.1      M-I Pre-Closing Reorganization..............................................  9
         2.2      Venture Entities' Charter Documents and Organization........................ 11
         2.3      Ownership of the Venture Entities........................................... 11
         2.4      Schlumberger Transfer of Assets and Liabilities ............................ 11
         2.5      Schlumberger Purchase of Interest in Each Venture Entity ................... 12
         2.6      Venture Entities' Names..................................................... 12
         2.7      Management of Venture Entities.............................................. 12
         2.8      M-I Mexico.................................................................. 13

                  Article 3. THE CLOSING...................................................... 13

         3.1      Execution of the Amended Venture Entity Charter Documents................... 13
         3.2      Payment of the Cash Purchase Price for the Venture Entity Interests......... 13
         3.3      Execution of the Conveyance and Assumption Agreements....................... 13
         3.4      Intellectual Property Licenses.............................................. 14
         3.5      Failure of Consent.......................................................... 15
         3.6      Closing Adjustment.......................................................... 16
         3.7      Delivery.................................................................... 16
         3.8      Adjusting Payments.......................................................... 17
         3.9      Closing Statements.......................................................... 17
         3.10     Closing Date, Effective Time and Second Closing............................. 17

                  Article 4. CERTAIN COVENANTS................................................ 18

         4.1      Employees in General........................................................ 18
         4.2      Payroll..................................................................... 18
         4.3      Employees in Foreign Operations in General.................................. 20
         4.4      Provisions Regarding USNewco Employees...................................... 23
         4.5      Provisions Regarding Foreign Venture Entities' Employees.................... 25
         4.6      USNewco Employee Benefit Programs........................................... 27
         4.7      Foreign Venture Entities' Employee Benefit Programs......................... 30
         4.8      Insurance and Warranty Service.............................................. 35
         4.9      Bulk Sales Acts............................................................. 36
         4.10     Accounts Receivable......................................................... 36
         4.11     Further Actions............................................................. 37
         4.12     Use of Certain Facilities................................................... 38
         4.13     Expenses.................................................................... 38
         4.14     Books of Account and Special Rights......................................... 39
         4.15     Firewalls................................................................... 40
         4.16     Technical and Environmental Committees...................................... 41
         4.17     Post-Closing Technical Support.............................................. 41

         4.18     Venture Entity Audits....................................................... 42
         4.19     Transfer Restrictions and Procedures........................................ 42
         4.20     Special Option.............................................................. 44
         4.21     Right of First Refusal...................................................... 45
         4.22     No Dispositions............................................................. 47

                  Article 5. REPRESENTATIONS AND WARRANTIES................................... 47

         5.1      Smith....................................................................... 48
         5.2      SIAC, MIPC and Smith Canada................................................. 49
         5.3      M-I and M-I Canada.......................................................... 50
         5.4      Schlumberger................................................................ 58
         5.5      Schlumberger MI............................................................. 64

                  Article 6. LIABILITIES AND INDEMNIFICATION.................................. 66

         6.1      Venture Entity Indemnification.............................................. 66
         6.2      Smith Indemnification....................................................... 66
         6.3      Schlumberger Indemnification................................................ 68
         6.4      Product Liabilities......................................................... 69
         6.5      Partner Cross-Indemnities................................................... 70
         6.6      Settlement of Indemnities................................................... 70
         6.7      Limitation on Liability..................................................... 73

                  Article 7. CONDITIONS PRECEDENT TO CLOSING.................................. 73

         7.1      Conditions to Each Party's Closing Obligation............................... 73
         7.2      Conditions to the Closing Obligation of Smith............................... 73
         7.3      Conditions to the Closing Obligation of Smith............................... 73

                  Article 8. TERMINATION, AMENDMENT, WAIVER AND MODIFICATION.................. 73

         8.1      Termination................................................................. 73
         8.2      Effect of Termination....................................................... 73
         8.3      Amendment................................................................... 73
         8.4      Extension/Waiver............................................................ 74

                  Article 9. GENERAL PROVISIONS............................................... 74

         9.1      Survival of Representations and Warranties and Certain
                    Indemnification Obligations............................................... 74
         9.2      Governing Law............................................................... 76
         9.3      Assignment.................................................................. 76
         9.4      Counterparts................................................................ 76
         9.5      Notices..................................................................... 76
         9.6      Competition and Confidentiality............................................. 78
         9.7      Litigation and Claim Support................................................ 80
         9.8      Enforcement................................................................. 80
         9.9      Mediation-Arbitration....................................................... 80
         9.10     Entire Agreement............................................................ 81
         9.11     Consents and Approval....................................................... 81
         9.12     Obligations of Schlumberger................................................. 81

                              AMENDED AND RESTATED
                             ORGANIZATION AGREEMENT


         This Amended and Restated Organization Agreement (as may be supplemented or amended in accordance with the provisions hereof, this "Agreement") dated as of July 14, 1999, is by and among Smith International, Inc., a Delaware corporation ("Smith"), Smith International Acquisition Corp., a Delaware corporation ("SIAC"), M-I Purchase Corporation, a Delaware corporation ("MIPC"), M-I L.L.C., a Delaware limited liability company ("M-I"), Smith International Canada Ltd., an Alberta corporation ("Smith Canada"), M-I Drilling Fluids Canada, Inc., an Alberta corporation ("M-I Canada"), Schlumberger Limited, a Netherlands Antilles corporation ("Schlumberger"), Schlumberger Technology Corporation, a Texas corporation ("STC"), and Schlumberger MI, Inc., a Delaware corporation ("Schlumberger MI").

                                  WITNESSETH:

         WHEREAS, pursuant to that certain Organization Agreement dated as of February 5, 1999 (the "Original Agreement"), Smith, SIAC, MIPC, M-I, Smith Canada, M-I Canada, Schlumberger and Schlumberger Technology Corporation agreed to combine their businesses that are engaged in producing and marketing drilling fluids, drilling fluids systems, completion fluids, completion fluids systems, solids control, rig instrumentation, waste remediation and other related assets and businesses (the "Drilling Fluids Business") into (a) a jointly owned limited liability company formed under the laws of the State of Delaware ("USNewco");
(b) a jointly owned corporation formed under the laws of the British Virgin Islands ("BVINewco"); (c) a jointly owned Besloten Vennootschap formed under the laws of the Netherlands ("Dutchco"); and (d) M-I Canada, such that, upon consummation of the transactions contemplated pursuant to the Original Agreement, Smith and Schlumberger would own, through various subsidiaries, 60% and 40% ownership interests, respectively, in each of those respective entities; and

         WHEREAS, Schlumberger has decided to liquidate the assets that comprise the United States portion of its Drilling Fluids Business (the "Schlumberger U.S. Business"); and

         WHEREAS, in accordance with Section 8.3 of the Original Agreement, the parties desire to amend and restate the Original Agreement to, among other things, exclude from this Agreement the Schlumberger U.S. Business; and

         WHEREAS, all the parties agree that because the Drilling Fluids Business of STC will not be transferred to USNewco as contemplated by the Original Agreement, STC need not be a party to this Agreement going forward; and

         WHEREAS, all the parties agree that Schlumberger MI shall be a party to this Agreement because it will hold Schlumberger's 40% interest in USNewco pursuant to the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                                        DEFINITIONS AND GENERAL

DEFINITIONS

The capitalized terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

                  (1) "Accounting Date" means July 25, 1999.

                  (2) "Alternative Non-Monetary Consideration" has the meaning given such term in Section 4.21.

                  (3) "Appraisal Notice" has the meaning given such term in
         Section 4.21.

                  (4) "Appraiser" has the meaning given such term in Section
         4.21.

                  (5) "Assumed Liabilities" means, collectively, the M-I Assumed Liabilities and the Schlumberger Assumed Liabilities.

                  (6) "Bargaining Unit Employees" has the meaning given such term in Section 4.4(b).

                  (7) "BVINewco" means a corporation to be formed under the laws of the British Virgin Islands.

                  (8) "Canadian Employees" has the meaning given such term in
         Section 4.7(a).

                  (9) "Change of Control Event" has the meaning given such term in Section 4.20.

                  (10) "Charter Documents" means, with respect to any entity,
         (a) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that entity, (b) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents, including shareholders agreements) of that entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of equity ownership in that entity or any rights in respect of that entity's equity ownership interests.

                  (11) "Closing" means the closing of the transactions contemplated to occur on the Closing Date.

                  (12) "Closing Date" has the meaning given such term in
         Section 3.10(a).

                  (13) "Closing Statements" has the meaning given such term in
         Section 3.9.

                  (14) "Code" means the United States Internal Revenue Code of 1986, as amended.

                  (15) "Collective Agreements" has the meaning given such term in Section 4.4(b).

                  (16) "CSI" has the meaning given such term in Section 4.7(a).

                  (17) "Damages" means and includes, as to any Person, any loss, cost, expense, liability, penalty or interest, or other damage, including reasonable counsel fees.

                  (18) "Disposing Party" has the meaning given such term in
         Section 4.21.

                  (19) "Disposition" has the meaning given such term in Section 4.21.

                  (20) "Disposition Notice" has the meaning given such term in
         Section 4.21.

                  (21) "DMP" has the meaning given such term in Section 4.7.

                  (22) "Domestic Plans Extension Period" has the meaning given such term in Section 4.6.

                  (23) "Dresser" means Dresser Industries, Inc., which entity was subsequently merged into Halliburton.

                  (24) "Dutchco" means a Besloten Vennootschap to be formed under the laws of the Netherlands.

                  (25) "Effective Time" has the meaning given such term in
         Section 3.10(a).

                  (26) "Environmental Committee" has the meaning given such term in Section 4.16.

                  (27) "Environmental, Health and Safety Requirements" means any U.S. or non-U.S., national, federal, state or local statute, law, rule, regulation, ordinance, directive, code, or rule of common law in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution, exposure to oil, pollutants, hazardous or toxic materials or wastes, or protection of the environment, including laws relating to exposures, emissions, discharges, releases or threatened releases of oil, pollutants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of oil, pollutants, hazardous or toxic materials or wastes, or relating to the environment, health, safety or hazardous materials, including CERCLA, 42 U.S.C. Sections 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq. ("OSHA"), in each case as have been or may be amended from time to time, and any other U.S. or non-U.S., national, federal, state or local laws, ordinances, rules, regulations and publications now or hereafter relating to the subject matter of this clause (27).

                  (28) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (29) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

                  (30) "Executive Committee" has the meaning given such term in
         Section 2.7(b).

                  (31) "Exercise Notice" has the meaning given such term in
         Section 4.21.

                  (32) "Expatriates" has the meaning given such term in Section 4.3.

                  (33) "Fair Market Value" has the meaning given such term in
         Section 4.21.

                  (34) "Foreign Employees" has the meaning given such term in
         Section 4.3.

                  (35) "Foreign Plans Extension Period" has the meaning given such term in Section 4.7.

                  (36) "Foreign Venture Entities" has the meaning given such term in Section 4.1.

                  (37) "Foreign Venture Entities' Employees" has the meaning given such term in Section 4.5.

                  (38) "Foreign Venture Entities' Foreign Plans" has the meaning given such term in Section 4.7.

                  (39) "Former M-I Domestic Employees" has the meaning given such term in Section 4.2.

                  (40) "Former M-I Foreign Employees" has the meaning given such term in Section 4.2.

                  (41) "Former Schlumberger Employees" has the meaning given such term in Section 4.2.

                  (42) "GAAP" means generally accepted accounting principles as in effect in the United States applied on a consistent basis.

                  (43) "Halliburton" means Halliburton Company.

                  (44) "ICs" has the meaning given such term in Section 4.3.

                  (45) "Indemnified Party" has the meaning given such term in
         Section 6.6.

                  (46) "Indemnifying Party" has the meaning given such term in
         Section 6.6.

                  (47) "Initiating Party" has the meaning given such term in
         Section 4.19.

                  (48) "Investment Canada Notification" means the post-Closing filing required by Section 12 of the Investment Canada Act, Chapter I-21.8 [R.S., 1985, c. 28 (1st Supp.)].

                  (49) "IRS" means the United States Internal Revenue Service.

                  (50) "Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim or other charge.

                  (51) "Material Adverse Effect" means any effect or change that is or would adversely affect the business, operations, assets, condition (financial or otherwise) or results of operations of an entity by more than $1,000,000.

                  (52) "Mexican Tax Ruling" has the meaning given such term in
         Section 2.8.

                  (53) "M-I Acquired Assets" means the assets being contributed to USNewco, BVINewco and Dutchco pursuant to Section 2.1(a) and the assets of M-I Canada, collectively.

                  (54) "M-I Assumed Liabilities" has the meaning given such term in Section 2.1(b).

                  (55) "M-I Balance Sheet" has the meaning given such term in
         Section 2.1(b).

                  (56) "M-I Domestic Business" has the meaning given such term in Section 4.1.

                  (57) "M-I Drilling Fluids Business" means the business of M-I and of M-I Canada comprised solely of the M-I Acquired Assets and the M-I Assumed Liabilities.

                  (58) "M-I Foreign Business" has the meaning given such term in Section 4.1.

                  (59) "M-I Foreign Plans " has the meaning given such term in
         Section 4.7.

                  (60) "M-I Mexico" means M-I Drilling Fluids de Mexico, S.A. de C.V., which is currently a wholly owned subsidiary of M-I.

                  (61) "M-I Profit-Sharing Plan" has the meaning given such term in Section 4.6.

                  (62) "M-I Transferred Subsidiaries" has the meaning given such term in Section 6.2.

                  (63) "M-I/Venture Entity Environmental Liabilities" has the meaning given such term in Section 6.2(b).

                  (64) "M-I/Venture Entity Product Liability Claim" has the meaning given such term in Section 6.4(b).

                  (65) "Net Asset Value" means, as of any date, the net book value of assets as set forth in the applicable Exhibits or Closing Statements.

                  (66) "Non-Acquired Schlumberger Assets" means all assets of Schlumberger and its subsidiaries other than the Schlumberger Acquired Assets.

                  (67) "Non-Acquired Schlumberger Businesses" means all products and services of Schlumberger and its subsidiaries other than the Schlumberger Drilling Fluids Business.

                  (68) "Non-M-I Smith Business" means all products and services of Smith and its subsidiaries other than those of M-I, the Venture Entities and their respective subsidiaries.

                  (69) "Non-Monetary Consideration" has the meaning given such term in Section 4.21.

                  (70) "Non-Public Information" means information not in the public domain relating to costs, profits or profit margins; strategic plans; plans for development of new products, services or technologies; customer names; bids, pricing policies, prices, price schedules or terms; proposed transactions; technology plans or status of implementation; proposals; contracts; or marketing plans.

                  (71) "Non-U.S. Employees" has the meaning given such term in
         Section 4.5.

                  (72) "Other Party" has the meaning given such term in Section 4.19.

                  (73) "Ownership Interest" has the meaning given such term in
         Section 4.19.

                  (74) "Percentage Interest" means a Person's direct or indirect ownership interest in each Venture Entity, which interest is, with respect to (i) Schlumberger (through subsidiaries of Schlumberger), 40%, and (ii) Smith (through subsidiaries of Smith), 60%.

                  (75) "Person" means any corporation, limited liability company, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

                  (76) "Prior Domestic Welfare Plans" has the meaning given such term in Section 4.6.

                  (77) "Prior Foreign Welfare Plans" has the meaning given such term in Section 4.7.

                  (78) "Protocol" has the meaning given such term in Section
         4.11.

                  (79) "Recipient Party" has the meaning given such term in
         Section 4.21.

                  (80) "Response Notice" has the meaning given such term in
         Section 4.19.

                  (81) "Retained Records" has the meaning given such term in
         Section 4.14(b).

                  (82) "Retiree Medical" has the meaning given such term in
         Section 4.6.

                  (83) "Returns" has the meaning given such term in Section 5.3(m)(i).

                  (84) "Schlumberger Acquired Assets" has the meaning given such term in Section 2.4.

                  (85) "Schlumberger Assumed Liabilities" has the meaning given such term in Section 2.4.

                  (86) "Schlumberger Drilling Fluids Business" means the business of Schlumberger and its subsidiaries comprised solely of the Schlumberger Acquired Assets and the Schlumberger Assumed Liabilities.

                  (87) "Schlumberger Environmental Liabilities" has the meaning given such term in Section 6.3(b).

                  (88) "Schlumberger Foreign Business" has the meaning given such term in Section 4.1.

                  (89) "Schlumberger Foreign Plans" has the meaning given such term in Section 4.7.

                  (90) "Schlumberger Product Liability Claim" has the meaning given such term in Section 6.4(a).

                  (91) "Schlumberger Transferred Subsidiaries" has the meaning given such term in Section 6.3.

                  (92) "Schlumberger Warranties" means the warranties currently used in the operations of the Schlumberger Drilling Fluids Business and as are attached hereto as Exhibit 4.8(b).

                  (93) "Second Closing" has the meaning given such term in
         Section 3.10(b).

                  (94) "Taxes" means all federal, state, local, non-U.S. and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

                  (95) "Technical Committee" has the meaning given such term in
         Section 4.16.

                  (96) "Transfer Document" has the meaning given such term in
         Section 3.7.

                  (97) "Transfer Notice" has the meaning given such term in
         Section 4.19.

                  (98) "U.K." means the United Kingdom.

                  (99) "Unassumed Foreign Plans" has the meaning given such term in Section 4.3.

                  (100) "U.S. Employees" has the meaning given such term in
         Section 4.4.

                  (101) "USNewco" means a limited liability company to be formed under the laws of the State of Delaware.

                  (102) "USNewco Employees" has the meaning given such term in
         Section 4.4.

                  (103) "USNewco Profit-Sharing Plan" has the meaning given such term in Section 4.6.

                  (104) "USNewco Severance Plan" has the meaning given such term in Section 4.6.

                  (105) "Venture Entities" means, collectively, USNewco, BVINewco, Dutchco and M-I Canada.

                  (106) "Warranty and Warranty Service" means only repairs, replacements or adjustments to products, installations and services (including the labor and materials relating thereto): (i) that are related to claims that arise under the Schlumberger Warranties and that are asserted under the applicable warranty period; or (ii) that arise in connection with "recalls" initiated prior to or after the Effective Time.

CONSTRUCTION. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require.

REFERENCES. As used in this Agreement, unless expressly stated otherwise, references to (a) "include" or "including" mean "including, without limitation," and (b) a "party" mean Smith, SIAC, MIPC, M-I, Smith Canada, M-I Canada, Schlumberger or Schlumberger MI, and to the "parties" mean all of them. Unless otherwise specified, all references in this Agreement to Articles, Sections and Exhibits are deemed references to the corresponding Articles, Sections and Exhibits in, to and of this Agreement.

HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                         REORGANIZATION OF M-I AND CONTRIBUTION

M-I PRE-CLOSING REORGANIZATION.

                  (a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, SIAC and MIPC will form, acquire or cause to be formed or acquired USNewco, BVINewco and Dutchco, and shall contribute or cause to be contributed (1) to USNewco, all of the assets and business of M-I that are associated with the conduct by M-I of business in the United States (which shall comprise all of the assets of M-I other than those reflected on Exhibit 2.1-1 and 2.1-2), along with those liabilities that are included in the M-I Assumed Liabilities and that are associated with such business, (2) to BVINewco, all of the ownership interests indicated in Exhibit 2.1-1, and (3) to Dutchco, all of the ownership interests indicated in
         Exhibit 2.1-2. In order to effect such contributions, the appropriate entities shall execute and deliver one or more General Conveyance of Assets and Assumption of Liabilities Agreements in substantially the form set forth in Exhibit 3.3.

                  (b) Attached hereto as Exhibit 2.1-3 is the consolidated balance sheet of the M-I Drilling Fluids Business as of December 31, 1998 (the "M-I Balance Sheet"). The liabilities reflected on the M-I Balance Sheet, as supplemented by the Closing Statement related to M-I, and the liabilities related to the performance of the contracts and agreements of the Drilling Fluids Business of M-I, including those set forth on Exhibit 2.1-4, as supplemented by the Closing Statement related to M-I, and only those liabilities, shall become liabilities of the Venture Entities immediately prior to the Effective Time (the "M-I Assumed Liabilities").

                  (c) Attached hereto as Exhibit 2.1-4 is a list of all the intellectual property and of the other material non-balance sheet assets of the M-I Drilling Fluids Business such as material contracts, licenses, leases and other agreements.

VENTURE ENTITIES' CHARTER DOCUMENTS AND ORGANIZATION. The Charter Documents of the Venture Entities as of the Effective Time shall be in substantially the forms set forth in Exhibit 2.2-1 (USNewco), Exhibit 2.2-2 (BVINewco), Exhibit 2.2-3 (Dutchco) and Exhibit 2.2-4 (M-I Canada). The limited liability company agreement of USNewco shall require USNewco, (a) upon the request of any transferee of a membership interest in USNewco, to elect pursuant to Section 754 of the Code to adjust the basis of property as provided by Sections 734 and 743 of the Code and (b) to apply the principles of Treasury Regulations Section 1.704-3(d) in allocating gain, loss, amortization, depreciation and cost recovery deductions attributable to property contributed to USNewco.

OWNERSHIP OF THE VENTURE ENTITIES. As of the Effective Time, the ownership of each Venture Entity shall be as set forth in Exhibit 2.3.

SCHLUMBERGER TRANSFER OF ASSETS AND LIABILITIES. Subject to the terms and conditions of this Agreement, as of the Effective Time, Schlumberger or subsidiaries of Schlumberger shall transfer or cause to be transferred to the Foreign Venture Entities, in exchange for an ownership interest in each Foreign Venture Entity, the assets of the Schlumberger Drilling Fluids Business set forth on Exhibit 2.4-1, as supplemented by the Closing Statement related to Schlumberger (the "Schlumberger Acquired Assets"), and the associated liabilities of the Schlumberger Drilling Fluids Business set forth on Exhibit 2.4-2, as supplemented by the Closing Statement related to Schlumberger. The liabilities reflected on Exhibit 2.4-2, as supplemented by the Closing Statement related to Schlumberger, and the liabilities related to the performance of the contracts and agreements of the non-U.S. Drilling Fluids Business of Schlumberger, including those set forth on Exhibit 2.4-1, as supplemented by the Closing Statement related to Schlumberger, and only those liabilities (the "Schlumberger Assumed Liabilities"), shall become liabilities of the Foreign Venture Entities as of the Effective Time. At the election of Schlumberger, the contribution of part or all of such assets may be effected in the form of a sale of assets coupled with a reimbursement by Schlumberger or subsidiaries of Schlumberger to the appropriate Foreign Venture Entity.

SCHLUMBERGER PURCHASE OF INTEREST IN EACH VENTURE ENTITY. Subject to the terms and conditions of this Agreement, as of the Effective Time, Schlumberger or subsidiaries of Schlumberger shall transfer or cause to be transferred to entities designated by Smith, in exchange for ownership interests in the Venture Entities, cash in a total amount of $280 million, which shall be allocated among the recipient entities designated by Smith in the manner designated by Smith. In making such designation, Smith shall rely upon an evaluation performed by an independent appraiser to be selected by agreement of the parties. In consideration of the contributions of assets described in Section 2.4 and the cash payments described in this Section 2.5, as adjusted for any cash payments described in Section 3.8 and Section 3.10, Schlumberger or subsidiaries of Schlumberger will acquire a 40% ownership interest in each Venture Entity.

VENTURE ENTITIES' NAMES. The names of the Venture Entities shall be as set forth in the appropriate Charter Documents. Where necessary hereunder to reflect and conform to the fact that certain transfers of assets and liabilities of the parties will be made to one or more subsidiaries of a Venture Entity, rather than to a Venture Entity directly, the terms "USNewco," "BVINewco," "Dutchco" and "M-I Canada" shall be deemed to mean and include any such subsidiary or subsidiaries of that Venture Entity.

MANAGEMENT OF VENTURE ENTITIES.

                  (d) The officers, directors, management committees or other appropriate governing bodies of the Venture Entities as of the Effective Time shall be as mutually agreed by Smith and Schlumberger prior to the Effective Time.

                  (e) The members of the committee (the "Executive Committee") that shall set the overall policies, procedures and directions relating to all of the Venture Entities shall be as mutually agreed by Smith and Schlumberger prior to the Effective Time. The Executive Committee shall meet at least once per calendar year in mutually agreed upon locations.

                  (f) The provisions of Section 4.15 shall apply to each person and group described in this Section 2.7.

M-I MEXICO. The transactions called for by this Agreement have been formulated on the assumption that, prior to the Effective Time, Smith shall have received a favorable ruling from the appropriate Mexican tax authorities as to the transfer of its ownership interest in M-I Mexico to Dutchco (the "Mexican Tax Ruling"). If the Mexican Tax Ruling shall not have been received prior to the Effective Time, the parties will take such other actions as may be mutually agreed to combine the M-I Drilling Fluids Business in Mexico with the Schlumberger Drilling Fluids Business in Mexico in a manner that most closely achieves the objectives contemplated by this Agreement.

                                                                    THE CLOSING

EXECUTION OF THE AMENDED VENTURE ENTITY CHARTER DOCUMENTS. At the Closing and upon the terms and subject to the conditions of this Agreement, Schlumberger and Smith shall execute and deliver, or cause to be executed and delivered, any Charter Documents of the respective Venture Entities and any amendments thereto as necessary to conform to the provisions of Section 2.2, and Smith shall file or cause to be filed those documents, as required, with the necessary governmental authorities as soon as practicable and shall cause the Venture Entities to deliver to the appropriate entities identified in Section 2.3 certificates or other evidence reflecting these entities' ownership interest in each Venture Entity.

PAYMENT OF THE CASH PURCHASE PRICE FOR THE VENTURE ENTITY INTERESTS. At the Closing and upon the terms and subject to the conditions of this Agreement, Schlumberger or its subsidiaries shall make or cause to be made the cash payments described in Section 2.5 in immediately available funds by wire transfer to accounts designated in writing at least three business days prior to the Closing Date by the recipient entities.

EXECUTION OF THE CONVEYANCE AND ASSUMPTION AGREEMENTS. At the Closing, the appropriate entities shall execute and deliver, effective as of the Effective Time, one or more General Conveyance of Assets and Assumption of Liabilities Agreements in substantially the form set forth in Exhibit 3.3 to effect the conveyances described in Section 2.4.

INTELLECTUAL PROPERTY LICENSES.

                  (g) Each of the Venture Entities hereby grants to Schlumberger or any subsidiary designated by Schlumberger, upon transfer of the patents, patent applications and inventions included in the Schlumberger Acquired Assets, a nontransferable, irrevocable, royalty-free, worldwide license (with the right to sublicense only to its subsidiaries and affiliates) to make, have made, use, sell and offer for sale any invention covered by the claims of any patent or patent application, including any reissue, division or continuation thereof, subject to the provisions of Section 9.6.

                  (h) In the event that any Venture Entity fails to prepare, file or prosecute a patent application relating to an invention transferred to that Venture Entity by Schlumberger or any of its subsidiaries or in the event that any Venture Entity decides not to pursue or decides to discontinue preparation, filing or prosecution of any such patent application or any continuations, divisions, reissues, reexamination or counterpart thereof, or in the event that any Venture Entity fails to pay any tax or other fee with respect to a patent or patent application, that Venture Entity shall give timely and sufficient notice thereof to Schlumberger, and Schlumberger or a subsidiary thereof shall have the right to obtain and protect the entire right, title and interest in and to such application or patent, including the right to prepare, file, prosecute and maintain any such application, continuation, division, reissue, reexamination or counterpart thereof at the election and expense of Schlumberger or its subsidiary, all without further compensation to that Venture Entity. A Venture Entity shall, upon the request of Schlumberger or a subsidiary thereof, promptly execute any and all assignments or other papers or instruments and shall provide such assistance and do all acts that Schlumberger or its subsidiary deems necessary or useful to accomplish the above at the expense of Schlumberger or its subsidiary. In consideration of such assignment, Schlumberger or its subsidiary shall, upon request from a Venture Entity, grant to that Venture Entity, at that Venture Entity's cost, a royalty-free, irrevocable, nontransferable, nonexclusive license without the right to sublicense under such patent or patent applications and in consideration for such license, that Venture Entity shall reimburse Schlumberger for the costs incurred by Schlumberger and its subsidiaries in connection with obtaining and protecting their right, title and interest in such discontinued patent or patent applications.

FAILURE OF CONSENT. To the extent that the assignment or transfer of any shares of stock, contracts, licenses, leases, commitments, sales orders, purchase orders or other assets or rights to be transferred or assigned to a Venture Entity or a subsidiary thereof, as provided herein, shall require the consent of the other party or parties thereto, or the consent of any other Person, this Agreement shall not constitute an agreement to transfer or assign the same if an attempted assignment or transfer would constitute a breach thereof or violation of law. Subject to any other provision or condition herein dealing with specific consents, if such consent is not obtained, the parties will cooperate with the appropriate Venture Entity or subsidiary thereof to secure a reasonable mutually agreeable arrangement designed to provide that Venture Entity (or such subsidiary) with the benefits of any such shares of stock, contracts, licenses, leases, commitments, sales orders, purchase orders or other assets or rights, including enforcement for the benefit of that Venture Entity (or such subsidiary) of any and all rights of the party against the other party or parties thereto arising out of the breach or cancellation by such other party or parties or otherwise. If any such consent or other reasonable arrangement is not obtained or secured on or before the last day of the 24th month following the Effective Time, the party shall compensate the appropriate Venture Entity in cash for the amount, if any, attributable to the assets, properties or rights included in the Exhibits that cannot be transferred to that Venture Entity as contemplated by this Agreement. The provisions of this Section 3.5 apply to the transfers contemplated by Section 2.1 and Section 2.4.

CLOSING ADJUSTMENT. Power and utility charges relating to facilities being transferred to the Foreign Venture Entities by Schlumberger or any of its subsidiaries hereunder, real and personal property taxes relating to property being transferred to the Foreign Venture Entities by Schlumberger or any of its subsidiaries hereunder and rents and other payments pertaining to leases and contracts being assigned hereunder to the Foreign Venture Entities by Schlumberger or any of its subsidiaries (exclusive of advance and progress payments under purchase and similar contracts and commitments) shall be prorated between the Foreign Venture Entities and Schlumberger as of the Accounting Date. The prorations and adjustments made hereunder shall be made and paid in cash as promptly as practicable following the Closing, and in any event within 45 days thereafter, at such time and place as the Foreign Venture Entities and Schlumberger shall mutually agree upon. The prorations and adjustments made hereunder with respect to real and personal property taxes relating to property being transferred to the Foreign Venture Entities by Schlumberger or any of its subsidiaries hereunder shall be based upon the accruals for such taxes. As soon as practicable after December 31, 1999, the parties hereto shall, if necessary, make an additional adjustment with respect to such taxes in the manner provided for in this Section 3.6 to the extent that the actual amount of such taxes does not equal the accruals therefor.


DELIVERY. At or in connection with the Closing, the parties agree that Schlumberger and the Foreign Venture Entities shall execute and deliver or cause their affiliates to execute and deliver, as appropriate, to each other and/or file or record all such assignments, deeds, bills of sale, conveyances, endorsements, and other documents (any such document, a "Transfer Document") as are required to effect the transfer and delivery to the Foreign Venture Entities of the Schlumberger Acquired Assets and to effect the assumption of the Schlumberger Assumed Liabilities by the Foreign Venture Entities.

ADJUSTING PAYMENTS. If the Net Asset Value of the Schlumberger Acquired Assets less the Schlumberger Assumed Liabilities does not equal 25% of the Net Asset Value of the M-I Acquired Assets less the M-I Assumed Liabilities, Schlumberger or its subsidiaries, or Smith or its subsidiaries, as the case may be, shall contribute additional cash in the amount of the deficiency to the appropriate Venture Entity. Such contribution shall be made at the Closing on the basis of
Exhibit 2.4-1 and Exhibit 2.4-2 in the case of Schlumberger and Exhibit 2.1-3 in the case of Smith, and shall be adjusted after the Closing in the manner prescribed by Section 3.10(b).


CLOSING STATEMENTS. As promptly as practicable following the Closing Date, and in any event within 60 days after the Accounting Date, Schlumberger and Smith shall prepare, or shall cause the Venture Entities to prepare, and deliver to the other parties a special purpose statement as of the Accounting Date (the "Closing Statements"), which reflects the Schlumberger Acquired Assets, the Schlumberger Assumed Liabilities, the M-I Acquired Assets, and the M-I Assumed Liabilities as of the Accounting Date and accounts for any change in (a) the assets or liabilities included therein or (b) the Net Asset Value of the assets or liabilities included therein between the cutoff dates used in preparing
Exhibit 2.4-1, Exhibit 2.4-2, Exhibit 2.1-3 and Exhibit 2.1-4, as applicable, and the Accounting Date that was incurred in the ordinary course of business. The Closing Statements shall be prepared utilizing the same format and valuation principles as were utilized in determining the Net Asset Value amounts reflected in those Exhibits, except that foreign currencies shall be translated into United States dollars in accordance with agreed exchange rates in effect as of the Accounting Date. Smith and Schlumberger shall each have the right to review and audit the Closing Statements of the other parties and the underlying assets and liabilities and to propose adjustments to those Closing Statements. The parties agree to work together in good faith to finalize the Closing Statements in time for the Second Closing.


CLOSING DATE, EFFECTIVE TIME AND SECOND CLOSING.

                  (i) Closing Date and Effective Time. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement shall take place at the offices of Baker & Botts, L.L.P., 910 Louisiana, Suite 3000, Houston, Texas, at 1:00 p.m. on July 14, 1999, or at such other time and place as the parties may mutually agree (the "Closing Date"); provided, however, that, notwithstanding the contributions being made on the Closing Date, the contributions of the Schlumberger Acquired Assets and the assumption of the Schlumberger Assumed Liabilities shall be deemed to have taken place and to be effective at 12:01 a.m. on the Closing Date (the "Effective Time").

                  (j) Second Closing. A second closing shall be held at the offices of Baker & Botts, L.L.P., 910 Louisiana, Suite 3000, Houston, Texas, at 9:00 a.m. on September 25, 1999, or at such other time and place as the parties may mutually agree (the "Second Closing"). If, as of the Accounting Date, the Net Asset Value of the Schlumberger Acquired Assets less the Schlumberger Assumed Liabilities does not equal 25% of the Net Asset Value of the M-I Acquired Assets less the M-I Assumed Liabilities, the parties shall recalculate the adjusting payments made pursuant to Section 3.8 and if Smith and its subsidiaries or Schlumberger and its subsidiaries made an adjusting payment pursuant to Section 3.8 that was too large, the appropriate Venture Entity shall refund the overage to the payor at the Second Closing. If after recalculation and refunding, if any, pursuant to the previous sentence, Smith or Schlumberger has a shortfall, Smith and its subsidiaries or Schlumberger and its subsidiaries shall contribute sufficient cash to the appropriate Venture Entity to cure the shortfall at the Second Closing.

                                                              CERTAIN COVENANTS

EMPLOYEES IN GENERAL.

                  (k) USNewco Employees. Employees of the portion of the M-I Drilling Fluids Business contributed on behalf of Smith to USNewco ("M-I Domestic Business") who are actively employed immediately prior to the Effective Time shall become employees of USNewco effective as of the Effective Time. Effective on or after the Effective Time, USNewco shall have the right to terminate any of its employees, with or without cause, except as otherwise may be agreed by M-I, Smith and Schlumberger, and subject to any applicable legal restrictions.

                  (l) Foreign Venture Entities' Employees. Employees of M-I Canada and the portions of the M-I Drilling Fluids Business and the portions of the Schlumberger Drilling Fluids Business contributed on behalf of Smith and Schlumberger, respectively, to BVINewco, Dutchco and, in the case of Schlumberger or subsidiaries of Schlumberger, M-I Canada (collectively, the "Foreign Venture Entities") ("M-I Foreign Business" and "Schlumberger Foreign Business," respectively), who are actively employed immediately prior to the Effective Time shall become employees of the Foreign Venture Entities, as appropriate, effective as of the Effective Time. Effective on or after the Effective Time, the Foreign Venture Entities shall have the right to terminate any of their employees, with or without cause, except as otherwise may be agreed by Smith and Schlumberger and subject to any applicable legal restrictions.


PAYROLL.

                  (m) Payroll Processing Services by Schlumberger. For a period not to exceed 90 days after the Effective Time or such longer period as agreed to by Schlumberger and the Foreign Venture Entities, Schlumberger, acting as agent for, and in the name of, the Foreign Venture Entities, shall provide payroll processing services with respect to all employees of the Foreign Venture Entities who were active employees of the Schlumberger Drilling Fluids Business on the day before the Effective Time (the "Former Schlumberger Employees"). As agent for the Foreign Venture Entities, Schlumberger shall withhold any amounts required to be withheld from the wages of the Former Schlumberger Employees, shall properly and timely deposit taxes withheld on behalf of the Foreign Venture Entities, shall properly and timely pay any employment taxes due by the Foreign Venture Entities with respect to the Former Schlumberger Employees, and as soon as administratively practicable following each payroll date, shall pay to the appropriate Foreign Venture Entities, or to their designees which have been identified to Schlumberger in writing by the Foreign Venture Entities, any amounts withheld from the wages of the Former Schlumberger Employees representing contributions for employee benefit plans. Schlumberger, as agent, shall furnish the Foreign Venture Entities with all necessary information regarding wages paid to the Former Schlumberger Employees, and the amounts withheld from such wages, by Schlumberger, as agent, on or after the Effective Time.

                  (n) Payroll Processing Services by Smith. For a period not to exceed 90 days after the Effective Time or such longer period as agreed to by Smith and the appropriate Foreign Venture Entities, Smith, acting as agent for, and in the name of, the Foreign Venture Entities, excluding M-I Canada, shall provide payroll processing services with respect to all employees of the Foreign Venture Entities who were active employees of the M-I Foreign Business on the day before the Effective Time (the "Former M-I Foreign Employees"), excluding, however, the Former M-I Foreign Employees of M-I Canada. As agent for the Foreign Venture Entities, Smith shall withhold any amounts required to be withheld from the wages of the Former M-I Foreign Employees, shall properly and timely deposit taxes withheld on behalf of the Foreign Venture Entities, shall properly and timely pay any employment taxes due by the Foreign Venture Entities with respect to the Former M-I Foreign Employees, and as soon as administratively practicable following each payroll date, shall pay to the appropriate Foreign Venture Entities, or to their designees which have been identified to Smith in writing by the Foreign Venture Entities, any amounts withheld from the wages of the Former M-I Foreign Employees representing contributions for employee benefit plans. Smith, as agent, shall furnish the Foreign Venture Entities with all necessary information regarding wages paid to the Former M-I Foreign Employees, and the amounts withheld from such wages, by Smith, as agent, on or after the Effective Time.

                  (o) Former M-I Domestic and Foreign Employees Payroll Processing by USNewco and M-I Canada. For payroll periods commencing on and after the Effective Time, USNewco shall be directly responsible for the payroll for all employees of USNewco who were active employees of the M-I Domestic Business on the day before the Effective Time (the "Former M-I Domestic Employees") and M-I Canada shall be directly responsible for the payroll for all Former M-I Foreign Employees who were employees of M-I Canada on the day before the Effective Time.

                  (p) Payroll Processing Services Costs of Schlumberger and Smith. Until notified otherwise in writing by the appropriate Foreign Venture Entities, Schlumberger and Smith, as payroll agents, shall be entitled to assume that there has been no change in any employee's salary, wages, withholding status, retirement plan, profit-sharing plan and welfare benefit elections or any other factor affecting payroll calculations. Except as specifically provided to the contrary herein, the Foreign Venture Entities shall bear the costs of all salaries, wages, employment taxes, or other amounts due with respect to services performed by the employees of the Foreign Venture Entities at and after the Effective Time, and shall promptly on demand reimburse Schlumberger and Smith for all amounts expended, and all expenses incurred, by Schlumberger and Smith in providing the payroll processing services described above, and shall indemnify Schlumberger and Smith for any claim, loss, damage or penalty suffered by Schlumberger and Smith in connection with providing properly such services in accordance with the terms of this Agreement or the written instructions of a Foreign Venture Entity with respect to its employees.

                  (q) Assumption of Payroll Responsibility by Foreign Venture Entities. For payroll periods commencing on or after the 91st day after the Effective Time or such later time as agreed to by Schlumberger and the appropriate Foreign Venture Entities or Smith and the appropriate Foreign Venture Entities, or such earlier time as a Foreign Venture Entity desires, the appropriate Foreign Venture Entities shall assume direct responsibility for the payroll of the Former Schlumberger Employees and Former M-I Foreign Employees and Schlumberger and Smith agree to take such actions and furnish such information as may be necessary to enable the Foreign Venture Entities to assume such responsibilities.

EMPLOYEES IN FOREIGN OPERATIONS IN GENERAL.

                  (r) Expatriates. Employees of the M-I Foreign Business and the Schlumberger Foreign Business who are actively working and residing in a country other than their country of permanent residence or country of original employment as of the Effective Time shall be referred to as "Expatriates" hereinafter. With respect to Expatriates who are terminated or receive written notification of termination within the first 90 days following the Effective Time or who become entitled to accrued benefits under local law as a result of the transactions contemplated by this Agreement, the terminating Foreign Venture Entities shall be responsible for all costs of repatriation and severance pay, if applicable, provided to such terminated Expatriates determined under the terms and conditions of the severance policy of the applicable party previously employing such Expatriates in effect or authorized as of the day prior to the Effective Time, and the terminating Foreign Venture Entities shall be reimbursed by the applicable previously employing party of such terminated employees for such severance amounts paid, and any other reasonable costs, expenses or liabilities incurred, that result from such terminations. Subject to any reimbursement under Section 4.7(a), the terminating

         Foreign Venture Entity shall be fully responsible for, and shall indemnify Schlumberger, Schlumberger MI, Smith, SIAC, MIPC, M-I and Smith Canada against, any costs or expenses for terminations occurring on or after the 91st day following the Effective Time except with respect to any portion of such costs or expenses that are attributable to the actions or inactions of Schlumberger, Schlumberger MI, Smith, SIAC, MIPC, M-I or Smith Canada taken or failed to be taken prior to the Effective Time.

                  (s) International Commuters. Employees of the Schlumberger Foreign Business who are permanent residents of a country and, as of the Effective Time, are actively working on rotation in a different country, and are not on the payroll of their country of residence shall be referred to as "ICs" hereinafter. With respect to ICs who are terminated or receive written notification of termination within the first 90 days following the Effective Time or who become entitled to accrued benefits under local law as a result of the transactions contemplated by this Agreement, the terminating Foreign Venture Entities shall be responsible for all costs of repatriation and severance pay, if applicable, provided to such terminated ICs determined under terms and conditions of the applicable severance policy of Schlumberger in effect or authorized as of the day prior to the Effective Time, and the terminating Foreign Venture Entities shall be reimbursed by Schlumberger for such severance amounts paid, and any other reasonable costs, expenses or liabilities incurred, that result from such terminations. Subject to any reimbursement under Section 4.7(a), the terminating Foreign Venture Entity shall be fully responsible for, and shall indemnify Schlumberger, Schlumberger MI, Smith, SIAC, MIPC, M-I and Smith Canada against, any costs or expenses for terminations occurring on or after the 91st day following the Effective Time except with respect to any portion of such costs or expenses that are attributable to the actions or inactions of Schlumberger, Schlumberger MI, Smith, SIAC, MIPC, M-I or Smith Canada taken or failed to be taken prior to the Effective Time.

                  (t) Foreign Employees. Employees of the M-I Foreign Business and the Schlumberger Foreign Business as of the Effective Time and who are actively employed in a non-U.S. country which is either the country of their permanent residence or the country of their original employment shall be referred to as "Foreign Employees" hereinafter. With respect to Foreign Employees who are terminated or receive written notification of termination within the first 90 days following the Effective Time or who become entitled to accrued benefits under local law as a result of the transactions contemplated by this Agreement, the terminating Foreign Venture Entities shall be responsible for all costs of severance pay, if applicable, provided to such terminated Foreign Employees determined under the terms and conditions of the severance policy of the applicable party previously employing such Foreign Employees in effect as of the day prior to the Effective Time, and the terminating Foreign Venture Entities shall be reimbursed by the applicable previously employing party of such terminated employees for such severance amounts paid, and any other reasonable costs, expenses or liabilities incurred, that result from such terminations. Subject to any reimbursement provided under Section 4.7(a), the terminating Foreign Venture Entity shall be fully responsible for, and shall indemnify Schlumberger, Schlumberger MI, Smith, SIAC, MIPC, M-I and

         Smith Canada against, any costs or expenses for terminations occurring on or after the 91st day following the Effective Time except with respect to any portion of such costs or expenses that are attributable to the actions or inactions of Schlumberger, Schlumberger MI, Smith, SIAC, MIPC, M-I and Smith Canada taken or failed to be taken prior to the Effective Time.

                  (u) Foreign Pension Plans. Expatriates, ICs and Foreign Employees who are employees of the Foreign Venture Entities as of the Effective Time shall participate in the appropriate Foreign Venture Entities pension and profit sharing plans as provided in Section 4.7. Subject to any restrictions under applicable law, such plans shall provide that the service of Expatriates, ICs and Foreign Employees with the previously employing party or its subsidiary or affiliate shall be credited for vesting and eligibility purposes. As provided in
         Section 4.7, the parties agree that the M-I non-U.S. pension and profit-sharing plans in effect as of the day prior to the Effective Time, and the accrued pension and profit-sharing benefits of the Former M-I Foreign Employees under such plans, shall be assumed by the appropriate Foreign Venture Entities. The parties further agree that accrued pension and profit sharing benefits of employees of the Schlumberger Drilling Fluids Business who are participants in non-U.S. pension and profit-sharing plans of Schlumberger as of the Effective Time are not to be assumed by, or transferred to, any of the Foreign Venture Entities ("Unassumed Foreign Plans") and that the assets applicable to such accrued pension and profit sharing benefits as of such date will be retained in the applicable Unassumed Foreign Plan for the benefit of such employees; provided, however, that, subject to any restrictions under applicable law, each such employee shall be credited with service for eligibility and vesting purposes under the appropriate retirement and profit-sharing plans maintained by the Foreign Venture Entities equal to such employee's eligibility and vesting service recognized for purposes of the Unassumed Foreign Plans as of the Effective Time under the applicable Unassumed Foreign Plan. If after the Effective Time Schlumberger updates the benefits under an Unassumed Foreign Plan, then the Former Schlumberger Employee's benefit under such plan will be increased by Schlumberger in the same manner as a similarly-situated, active employee participating in such plan, provided such employee is employed with a Foreign Venture Entity or an affiliate as of the effective date of the change. Further, benefits payable, if any, under the applicable Unassumed Foreign Plan shall be determined in accordance with the provisions of such plan as in effect on the Effective Time, except that the participants of such plans shall be credited under the applicable Unassumed Foreign Plan with their period of employment with a Foreign Venture Entity for purposes of vesting and for determining the date such employee may first commence payment of benefits under such Unassumed Foreign Plan. The transfer of a Former Schlumberger Employee from a Foreign Venture Entity to Smith or any of Smith's divisions, subsidiaries or affiliates shall be deemed to be a termination of employment for purposes of the Unassumed Foreign Plans. The Foreign Venture Entities agree to notify Schlumberger of the severance or of such transfer of employment of any Former Schlumberger Employee. In cases where local laws, statutes or regulations will not permit the actions described in this Section 4.3(c), the parties will agree upon the basis of transferring the applicable profit-sharing and/or pension benefit obligations to the appropriate Foreign Venture

         Entity; provided, however, that the Foreign Venture Entities will not be responsible for any costs or expenses of such transfer, or for any benefit liabilities in excess of the amount transferred to it, or for any liabilities related to such plans attributable to pre-transfer matters. In such case, each party represents and warrants, with respect to the plans and any related trusts sponsored or contributed to by it from which profit-sharing or pension obligations are transferred in accordance with this Section 4.3(c), that each such plan and trust meet in all substantial respects the applicable requirements of local laws, statutes or regulations.


PROVISIONS REGARDING USNEWCO EMPLOYEES.

                  (v) Non-Union Employees. USNewco shall accept the transfer of employment as of the Effective Time of all salaried and hourly employees of M-I, and its subsidiaries and affiliates, employed in the United States whose employment is not covered by a collective bargaining agreement and who are employed by the M-I Domestic Business immediately prior to the Effective Time (collectively, "U.S. Employees"). U.S. Employees accepting such employment shall be referred to as "USNewco Employees" hereinafter. With respect to any U.S. Employee on approved leave of absence as of the Effective Time, USNewco's only obligation shall be to offer employment to such U.S. Employee at the end of such leave of absence if, and only if, USNewco has an available employment position for such employee at the time such leave terminates or as otherwise provided by applicable law. Unless otherwise expressly provided herein, or as provided in the USNewco Charter Documents or as the parties otherwise may agree, the terms and conditions of employment of USNewco Employees shall be determined by USNewco. USNewco Employees shall receive credit under the USNewco vacation policy for their accrued and unused vacation days that they had earned during 1999 under the vacation policy of M-I as of the Effective Time. Any such vacation days not used by December 31, 1999 shall be forfeited as of January 1, 2000. M-I agrees that, except with the prior written consent of Schlumberger, prior to the Effective Time M-I will use its best efforts to keep available the services of the present officers and key employees of the M-I Domestic Business.

                  (w) Bargaining Unit Employees. As of the Effective Time, M-I will transfer to USNewco, as successor employer, the U.S. collective bargaining agreements identified in Exhibit 4.4(b) ("Collective Agreements"). "Bargaining Unit Employees" shall mean those employees whose terms and conditions of employment are covered by a Collective Agreement and who are actively employed in the United States as of the Effective Time or whose seniority under the applicable Collective Agreement has not terminated as of such date.

                  (x) Certain Obligations of the Parties. Smith shall be solely responsible for payment of commissions, bonuses, incentive or deferred compensation for the employees of the M-I Domestic Business attributable to service rendered prior to the Effective Time. Smith shall be solely responsible for welfare benefits, pension benefits and any other benefits under plans, programs, arrangements and/or personnel policies for the U.S.

         Employees (and their eligible dependents and beneficiaries) of the M-I Domestic Business who do not become USNewco Employees or Bargaining Unit Employees of USNewco, and for such benefits accrued, if any, by USNewco Employees prior to the Effective Time. Smith shall remain responsible for providing the following benefits to its U.S. Employees and Bargaining Unit Employees who become USNewco Employees or USNewco Bargaining Unit Employees:

                       (i) weekly and long-term disability benefits, including
                  maintenance care for disabilities that commenced before the Effective Time for the period that the Bargaining Unit Employee, USNewco Employee or the covered dependent of either remains eligible for such benefits;

                       (ii) hospital and nursing home benefits for confinements
                  that commenced before the Effective Time, including any doctor's visits during such confinements;

                       (iii) benefits for medical and dental services or
                  materials received before the Effective Time;

                       (iv) life and survivor income benefits for covered
                  dependent deaths which occur prior to the Effective Time; and

                       (v) educational assistance program benefits which were
                  approved prior to the Effective Time.

                  (y) Certain Employee Claims and Charges. For those employment-related claims which are not M-I Assumed Liabilities being assumed by USNewco, if any affirmative action (such as promotion, transfer and/or reinstatement) is required by reason of judicial determination, USNewco shall take such affirmative action, provided that Smith shall be liable for, and indemnify USNewco from and against, any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred by or imposed on USNewco as a result of such an action involving an employee or a former employee of the M-I Domestic Business. If, as part of a proposed settlement of any such claims, the affirmative action of USNewco is required, then USNewco shall take such affirmative action except for good cause, provided that Smith shall be liable for, and indemnify USNewco from and against, any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred by or imposed on USNewco as a result of such an action involving an employee or a former employee of the M-I Domestic Business. In addition to those claims or potential claims assumed by USNewco under any other provision of this Agreement, USNewco shall be liable for, and indemnify Schlumberger, Smith, SIAC and MIPC from and against, any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred by or imposed on a party as a result of claims by employees or former employees of the M-I Domestic Business of alleged violation of any statute, regulation, code, law or common law relating to the failure of USNewco to offer employment or the terms of the offer of employment, except with respect to any such liability, penalty, cost or expense relating to or arising from an action or inaction taken or failed to be taken by any party intended to be indemnified under this Section 4.4(d). Notwithstanding any other provision of this Agreement, neither the offer of employment to any employee or former employee of the M-I Domestic Business, nor the indemnification provisions contained in this Agreement, shall create any third-party beneficiary rights with respect to any party.

                  (z) No Right to Employment. Nothing in this Agreement, express or implied, shall confer upon any employee, legal representative thereof or any collective bargaining agent any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period or the benefits, terms and conditions thereof, of any nature or kind whatsoever under or by reason of this Agreement.


PROVISIONS REGARDING FOREIGN VENTURE ENTITIES' EMPLOYEES.

                  (aa) Non-U.S. Employees. The appropriate Foreign Venture Entities shall accept the transfer of employment from the Schlumberger Foreign Business and the M-I Foreign Business as of the Effective Time of all Expatriates, ICs and Foreign Employees (collectively, "Non-U.S. Employees"). Non-U.S. Employees accepting such employment shall be referred to as "Foreign Venture Entities' Employees" hereinafter. With respect to any Non-U.S. Employee on approved leave of absence as of the Effective Time, the only obligation of the appropriate Foreign Venture Entity shall be to offer employment to such Non-U.S. Employee at the end of such leave of absence if, and only if, such Foreign Venture Entity has an available employment position for such employee at the time such leave terminates, except as otherwise provided under local laws, statutes or regulations. Unless otherwise expressly provided herein, or as provided in the applicable Foreign Venture Entity Charter Documents or as the parties otherwise may agree, the terms and conditions of employment of the Foreign Venture Entities' Employees shall be determined by the appropriate Foreign Venture Entity that employs the Foreign Venture Entities' Employees. Foreign Venture Entities' Employees who are former employees of the Schlumberger Foreign Business shall receive payments from Schlumberger for their accrued and unused vacation days that they had earned under the vacation policies of the Schlumberger Foreign Business as of December 31, 1998, including any accrued and unused vacation days carried over from prior years; provided, however, that if any such payments are not permitted under applicable law, Schlumberger shall or shall cause the appropriate entity to transfer the related accrual and an equivalent amount of cash to the appropriate Foreign Venture Entity. Foreign Venture Entities' Employees shall receive credit under the appropriate Foreign Venture Entity vacation policy for their accrued and unused vacation days they had earned during 1999 under the vacation policy of the Schlumberger Foreign Business or the M-I Foreign Business, as appropriate, as of the Effective Time. Except as otherwise provided by local laws, statutes or regulations, any such vacation days not used by December 31, 1999 shall be forfeited as of January 1, 2000. M-I and Schlumberger agree that, except with the prior written consent of the other party, prior to the Effective Time each will use its best efforts to keep available the services of the present officers and key employees of the M-I Foreign Business and the Schlumberger Foreign Business, respectively.

                  (bb) Certain Obligations of the Parties. Smith and Schlumberger shall be solely responsible for payment of commissions, bonuses, pension benefits, welfare benefits, incentive or deferred compensation for the employees of the M-I Foreign Business and the Schlumberger Foreign Business, respectively, attributable to service rendered prior to the Effective Time. Smith and Schlumberger shall be solely responsible for welfare benefits, pension benefits and any other benefits under plans, programs, arrangements and/or personnel policies for the Non-U.S. Employees (and their eligible dependents and beneficiaries) of the M-I Foreign Business and the Schlumberger Foreign Business, respectively, who do not become Foreign Venture Entities' Employees. Smith and Schlumberger, respectively, shall remain responsible for providing certain benefits to each of its Non-U.S. Employees who become Foreign Venture Entities' Employees, as follows:

                       (i) weekly and long-term disability benefits, including
                  maintenance care for disabilities that commenced before the Effective Time for the period that the Foreign Venture Entities' Employee or the covered dependent of the Foreign Venture Entities Employee remains eligible for such benefits;

                       (ii) hospital and nursing home benefits for confinements
                  that commenced before the Effective Time, including any doctor's visits during such confinements;

                       (iii) benefits for medical and dental services or
                  materials received before the Effective Time;

                       (iv) life and survivor income benefits for covered
                  dependent deaths which occur prior to the Effective Time; and

                       (v) educational assistance program benefits which were
                  approved prior to the Effective Time.

                  (cc) Certain Employee Claims and Charges. For those employment-related claims which are not M-I Assumed Liabilities or Schlumberger Assumed Liabilities, if any affirmative action (such as promotion, transfer and/or reinstatement) is required by reason of judicial determination, the appropriate Foreign Venture Entity shall take such affirmative action, provided that Schlumberger, with respect to an action involving an employee or a former employee of the Schlumberger Foreign Business, and Smith, with respect to an action involving an employee or a former employee of the M-I Foreign Business, shall be liable for, and indemnify such Foreign Venture Entity from and against, any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred by or imposed on such Foreign Venture Entity as a result of such action. If, as part of a proposed settlement of any such claims, the affirmative action of a Foreign Venture Entity is required, then such Foreign Venture Entity shall take such affirmative action except for good cause, provided that Schlumberger, with respect to an action involving an employee or a former employee of the Schlumberger Foreign Business, and Smith, with respect to an action involving an employee or a former employee of the M-I Foreign Business, shall be liable for, and indemnify such Foreign Venture Entity from and against, any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred by or imposed on such Foreign Venture Entity as a result of such action. In addition to those claims or potential claims assumed by a Foreign Venture Entity under any other provision of this Agreement, M-I shall be liable for, and indemnify Schlumberger, Schlumberger MI, Smith, SIAC, MIPC and Smith Canada from and against, any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred by or imposed on a party as a result of claims by employees or former employees of the M-I Foreign Business and the Schlumberger Foreign Business of alleged violation of any statute, regulation, code, law or common law relating to the failure of a Foreign Venture Entity to offer employment or the terms of the offer of employment, except with respect to any such liability, penalty, cost or expense relating to or arising from an action or inaction taken or failed to be taken by any party intended to be indemnified under this Section 4.5(c). Notwithstanding any other provision of this Agreement, neither the offer of employment to any employee or former employee of the Schlumberger Foreign Business or the M-I Foreign Business, nor the indemnification provisions contained in this Agreement, shall create any third-party beneficiary rights with respect to any party.

                  (dd) No Right to Employment. Nothing in this Agreement, express or implied, shall confer upon any employee, legal representative thereof, or any collective bargaining agent any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period or the benefits, terms and conditions thereof, of any nature or kind whatsoever under or by reason of this Agreement.


USNEWCO EMPLOYEE BENEFIT PROGRAMS.

                  (ee) Termination Benefits.

                       (i) USNewco shall be responsible for severance pay, if
                  any, for any USNewco Employee it terminates. A USNewco Employee who is involuntarily terminated after the first 90 days following the Effective Time shall receive a severance benefit from USNewco determined under a severance plan having terms and conditions no less favorable than the terms and conditions of the M-I severance plan for similarly situated Former M-I Domestic Employees as of the day prior to the Effective Time ("USNewco Severance Plan"). The parties agree that USNewco may amend or modify the USNewco Severance Plan after the Effective Time at such times and in such manner as it deems appropriate to provide reasonable severance benefits to its employees.

                       (ii) The foregoing notwithstanding, a USNewco Employee
                  who is involuntarily terminated during the first 90 days following the Effective Time shall receive a severance benefit from USNewco determined under the terms and conditions of the M-I Severance Plan applicable to such USNewco Employee in effect or authorized as of the day prior to the Effective Time, as described by M-I in writing to USNewco, and that USNewco shall be reimbursed by M-I for such severance amount and any other reasonable costs, expenses or liabilities incurred by USNewco as a result of paying such severance amount.

                  (ff) Employee Benefit Plans. Listed on Exhibit 4.6(b)-1 are all of the incentive, welfare, pension and retirement plans and arrangements in effect or authorized as of the Effective Time in respect of the employees of the M-I Domestic Business.

                  (gg) Welfare Plans.

                       (i) M-I agrees to cause USNewco to assume the
                  sponsorship of, and continue, on and after the Effective Time, the M-I welfare plan program for similarly situated Former M-I Domestic Employees in effect as of the day prior to the Effective Time, consisting of medical, dental, hospital, life and such other insurance benefits, for all of the USNewco Employees. USNewco will take all such steps necessary to facilitate, cause and accept such transfer of plan sponsorship and continuation of the M-I domestic welfare plan program as the USNewco welfare plan program. Furthermore, M-I and USNewco shall timely comply with any applicable requirements in connection with the transfer, assumption and continuation of the M-I domestic welfare benefit plans by USNewco under the Code, ERISA and any other laws. M-I represents that the M-I domestic welfare plan program complies in all material respect with the applicable provisions of the Code and ERISA. Smith and SIAC shall be responsible for, and agree to indemnify Schlumberger and USNewco from and against, any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred by or imposed on Schlumberger and USNewco related to the M-I domestic welfare plan program prior to the program assumption date by USNewco. A summary of the terms of the USNewco welfare plan program is attached hereto as
                  Exhibit 4.6(c)-1. Eligibility for, and the benefits of, the USNewco welfare plan program will be determined by USNewco, in accordance with the foregoing, except that the USNewco welfare plan program, where applicable, will:

                            (1) waive application of its preexisting conditions
                       provision to any USNewco Employee or dependent thereof for any medical condition such USNewco Employee or dependent thereof has as of the Effective Time;

                            (2) recognize and apply to any deductibles under
                       USNewco's medical and dental plans, any medical and dental expenses incurred by Former M-I Domestic Employees that are applied toward their 1999 deductibles under the applicable M-I medical and dental plans; and

                       (ii) To the extent reasonably possible, if the USNewco
                  Employees are not covered under the USNewco welfare plan program as of the Effective Time, then effective as of the Effective Time and until the date the USNewco

                  Employees are covered under the USNewco welfare plan program, but not later than 90 days after the Effective Time, the welfare benefit plans listed in Exhibit 4.6(c)-2 for the benefit of USNewco Employees who are Former M-I Domestic Employees will be provided for such employees. The welfare benefit plans listed on such Exhibit are hereinafter called "Prior Domestic Welfare Plans." For the period commencing on the Effective Time and for so long as USNewco maintains the Prior Domestic Welfare Plans, but not longer than the earlier of the date the USNewco Employees are covered under the USNewco welfare plan program or 90 days following the Effective Time (the "Domestic Plans Extension Period"), Smith shall provide to USNewco all administrative services in connection with the Prior Domestic Welfare Plans. USNewco shall reimburse Smith for all costs and expenses incurred by Smith for the period from the Effective Date to the Effective Time and during the Domestic Plans Extension Period and associated with providing benefits, including claims paid, under the Prior Domestic Welfare Plans. M-I represents with respect to its Prior Domestic Welfare Plans that, to the extent applicable, such plans comply in all material respects with all applicable provisions of the Code and ERISA.

                       (iii) M-I and Schlumberger agree that USNewco, as
                  sponsor of its welfare plans, may amend or modify such plans following the Domestic Plans Extension Period at such times and in such manner as it deems appropriate to provide reasonable benefits to its employees. M-I represents with respect to its Prior Domestic Welfare Plans that such plans and the benefits provided hereunder may be modified or terminated at any time and that USNewco is not required to continue any benefit available under a Prior Domestic Welfare Plan.

                       (iv) Notwithstanding any other provision of this
                  Agreement, the parties agree that USNewco shall not provide any postretirement medical ("Retiree Medical") benefits to its employees, except as may be required to comply with sections 601 through 609 of ERISA.

                  (hh) Pension and Retirement Plans.

                       (i) The USNewco Employees shall participate in the
                  tax-qualified M-I retirement plan for the benefit of similarly situated employees of the M-I Domestic Business in effect as of the day prior to the Effective Time, known as the M-I Profit Sharing and Savings Plan ("M-I Profit-Sharing Plan"), on and after the Effective Time (the "USNewco Profit-Sharing Plan"). M-I shall cause USNewco to assume the sponsorship of the M-I Profit-Sharing Plan, effective as of the Effective Time, and USNewco will take all such steps necessary to facilitate, cause and accept such transfer of plan sponsorship. After the transfer of plan sponsorship, USNewco shall timely take all actions necessary to ensure the plan's continued qualification under the Code, and continued compliance with ERISA and any other applicable laws. Each USNewco Employee, for purposes of vesting and eligibility under the USNewco Profit-Sharing Plan, will be credited with service equal to the eligibility and vesting service such employee had earned as of the Effective Time under the M-I Profit-Sharing Plan.

                       (ii) M-I and Schlumberger agree that USNewco, as plan
                  sponsor, may amend or modify the USNewco Profit-Sharing Plan following the Effective Time at such times and in such manner as it deems appropriate to provide reasonable benefits to its employees and to maintain the tax-qualified status of the plan and for the plan to remain in compliance with ERISA.

                       (iii) M-I, Smith, SIAC and MIPC, with respect to the M-I
                  Profit-Sharing Plan, represent and warrant that the plan, and its related trust, meet, in all material respects, the applicable requirements for qualification under Sections 401(a) and (k) and 501(a) of the Code and comply in all material respects with ERISA. M-I, Smith, SIAC and MIPC agree to indemnify Schlumberger and Schlumberger MI from and against any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred by or imposed on Schlumberger related to the M-I Profit-Sharing Plan prior to the Effective Time.

                  (ii) Vacation, Compensation, and Other Employee Benefits.

                       (i) In addition to any vacation days provided under
                  Section 4.4(a), the parties agree that USNewco Employees shall be entitled to vacation benefits under the USNewco vacation policy, on and after the Effective Time, which are the same, to the extent reasonably possible, as provided under the M-I vacation policy in effect or authorized as of the day immediately prior to the Effective Time. Accordingly, under such policy, based on seniority, USNewco Employees will be entitled to vacation benefits of no less than: (1) 10 working days, for 1 to 4 years of service; (2) 15 working days, for 5 to 9 years of service; (3) 20 working days, for 10 to 19 years of service; and (4) 25 working days, for 20 or more years of service.

                       (ii) The parties agree that USNewco shall adopt for the
                  USNewco Employees the salary, performance incentive plan, and job bonus structures and policies of M-I in effect or authorized as of the day immediately prior to the Effective Time.

                       (iii) Except as otherwise provided, for purposes of the
                  benefits provided under this Section 4.6, a USNewco Employee's seniority shall include his or her employment with M-I prior to the Effective Time.


FOREIGN VENTURE ENTITIES' EMPLOYEE BENEFIT PROGRAMS.

                  (jj) Termination Benefits. Except as provided in Section 4.3 and below with respect to M-I Canada, the appropriate Foreign Venture Entity shall be responsible for severance pay, if any, for Foreign Venture Entities' Employees whose employment is terminated by such Foreign Venture Entity. A Foreign Venture Entities Employee's severance benefit shall be determined under the appropriate Foreign Venture Entity severance plan having terms and conditions no less favorable than the terms and conditions under the applicable M-I severance plan for similarly situated Former M-I Foreign Employees as of the day prior to the Effective Time. The foregoing notwithstanding, if a Foreign Venture Entities Employee who is a Former Schlumberger Employee entitled to a benefit under Schlumberger's Cash Separation Indemnity program ("CSI") as of the Effective Time is terminated, voluntarily or involuntarily, after the 90th day following the Effective Time, then the Former Schlumberger Employee shall receive a benefit under the CSI, determined under the terms and conditions of the CSI, provided such employee is eligible for a CSI benefit based on his or her years of service with Schlumberger and the Foreign Venture Entities as of the termination date. In such a case, the parties agree that (1) if the Former Schlumberger Employee's CSI benefit exceeds the severance benefit such employee would receive under the applicable Foreign Venture Entity severance plan, then such employee shall not receive a severance benefit under the applicable Foreign Venture Entity severance plan and (2) if the Former Schlumberger Employee's CSI benefit is less than the severance benefit such employee would receive under the applicable Foreign Venture Entity severance plan, then such employee shall receive a severance under the applicable Foreign Venture Entity severance plan that is reduced by the amount of such employee's CSI benefit. To the extent the actions described in the preceding sentence otherwise violate local law, the parties agree to take such actions as necessary to accomplish the intent of the preceding sentence. The above notwithstanding, in the case of employees of M-I Canada who are eligible for benefits under Canadian law ("Canadian Employees"), such employees' severance pay and other benefits shall be as provided under applicable Canadian provincial laws.

                  (kk) Employee Benefit Plans. Listed on Exhibit 4.7(b)-1, in the case of M-I, and Exhibit 4.7(b)-2, in the case of Schlumberger, are all of the incentive, welfare, pension and retirement plans and arrangements in effect or authorized as of the Effective Time in respect of the employees of the M-I Foreign Business and the Schlumberger Foreign Business.

                  (ll) Welfare Plans.

                       (i) Employees of M-I Canada on and after the Effective
                  Time shall be provided the benefits provided under the M-I Canada welfare plan program as in effect as of the day prior to the Effective Time; provided, however, that M-I Canada may amend or modify such program at such times and in such manner as it deems appropriate to provide reasonable benefits to its employees, to the extent possible by law, after the Effective Time. With respect to non-M-I Canada employees, M-I shall cause the appropriate Foreign Venture Entities to assume the sponsorship of, and continue, on and after the Effective Date, the M-I welfare plan program for similarly situated Former M-I Foreign Employees in effect as of the day prior to the Effective Time, consisting of medical, hospital, life and such other insurance benefits, for all of the Foreign Venture Entities' Employees. The Foreign Venture Entities shall take all such steps necessary to facilitate, cause and accept such transfer of plan sponsorship and continuation of the M-I foreign welfare plan program as the Foreign Venture Entities welfare plan program. Furthermore, M-I and the Foreign Venture Entities shall timely comply with any applicable requirements in connection with the transfer, assumption and continuation of the M-I foreign welfare plan program under the applicable laws. M-I represents that the M-I foreign welfare plan program complies in all material respect with the applicable laws. Smith and SIAC shall be responsible for, and agree to indemnify Schlumberger and the Foreign Venture Entities from and against, any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred by or imposed on Schlumberger and the Foreign Venture Entities related to the M-I foreign welfare plan program prior to the program assumption date by the Foreign Venture Entities. A summary of the terms of the Foreign Venture Entities welfare plan program, including such benefits for employees of M-I Canada and the Foreign Venture Entities' Employees who are eligible for benefits in the U.K., is attached hereto as Exhibit 4.7(c)-1. Eligibility for, and the benefits of, the Foreign Venture Entities welfare plan program will be determined by the Foreign Venture Entities, in accordance with the foregoing, except that the Foreign Venture Entities welfare plan program, where applicable and in accordance with applicable law, will:

                            (1) waive application of its preexisting conditions
                       provision to any Foreign Venture Entities' Employee or his or her dependent for any medical condition such Foreign Venture Entities Employee or dependent has as of the Effective Time; and

                            (2) recognize and apply to any deductibles under
                       the Foreign Venture Entities medical and dental plans, any medical and dental expenses incurred by Former Schlumberger Employees and Former M-I Foreign Employees that are applied toward their 1999 deductibles under the applicable Schlumberger and M-I medical and dental plans.

                       (ii) To the extent reasonably possible, if the Foreign
                  Venture Entities' Employees are not covered under the Foreign Venture Entities' welfare plan program as of the Effective Time, then effective as of the Effective Time and until the date the Foreign Venture Entities' Employees are covered under the Foreign Venture Entities welfare plan program, but not later than 90 days after the Effective Time, the welfare benefit plans listed in Exhibit 4.7(c)-2 for the benefit of the Foreign Venture Entities' Employees who are Former Schlumberger Employees and the welfare benefit plans listed in Exhibit 4.7(c)-3 for the benefit of the Foreign Ventures Entities' Employees who are Former M-I Foreign Employees will be provided for such employees, as applicable. The welfare benefit plans listed on such Exhibits are hereinafter called "Prior Foreign Welfare Plans." For the period commencing as of the Effective Time and for so long as the Foreign Venture Entities maintain the Prior Foreign Welfare Plans, but not longer than the earlier of the date the Foreign Venture Entities' Employees are covered under the Foreign Venture Entities welfare plan program or 90 days following the Effective Time (the "Foreign Plans Extension Period"), Smith and Schlumberger shall provide to the Foreign Venture Entities all administrative services in connection with its Prior Foreign Welfare Plans. The Foreign Venture Entities shall reimburse Smith and Schlumberger for all costs and expenses incurred for the period as of Effective Time to the Effective Time and during the Foreign Plans Extension Period and associated with providing benefits, including claims paid, under the Prior Foreign Welfare Plans. M-I and Schlumberger represent with respect to each such party's Prior Foreign Welfare Plans that to the extent applicable, such plans comply in all material respects with all applicable laws.

                       (iii) M-I and Schlumberger agree that the Foreign
                  Venture Entities, as sponsors of the appropriate welfare plans, may amend or modify such plans following the Foreign Plans Extension Period at such times and such manners as each deems appropriate to provide reasonable welfare benefits to its employees. M-I and Schlumberger represent with respect to each such party's Prior Foreign Welfare Plans that such plans and the benefits provided thereunder may be modified or terminated at any time and that the Foreign Venture Entities are not required to continue any benefit available under a Prior Foreign Welfare Plan.

                       (iv) Notwithstanding any other provision of this
                  Agreement, the parties agree that the Foreign Venture Entities shall not provide any Retiree Medical benefits to its employees. Former Schlumberger Employees who are entitled to participate under Schlumberger's deferred medical plan ("DMP") and are age 50 or older as of the Effective Time shall continue to be eligible to participate under the DMP, subject to the terms and conditions of such plan; Former Schlumberger Employees who are entitled to participate under the DMP and are under age 50 as of the Effective Time shall no longer be eligible to participate under the DMP on and after the Effective Time and such employees' DMP contributions shall be returned to them as provided under the terms and conditions of the DMP as if their employment had been terminated; and Canadian Employees who are over age 55 with 20 years of service with Schlumberger as of the Effective Time, and subsequently retire directly from a Foreign Venture Entity, shall continue to be eligible to participate under the Schlumberger retiree medical benefits plan for such employees, subject to and under the terms and conditions of such plan, in each case, solely at Schlumberger's cost. Schlumberger agrees to indemnify the Foreign Venture Entities from and against any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred by or imposed on any Foreign Venture Entity related to Retiree Medical benefits provided by Schlumberger.

                  (mm) Pension and Retirement Plans. Subject to the provisions of the relevant pension and retirement plan documents and applicable law:

                       (i) The Foreign Venture Entities' Employees shall
                  participate in the appropriate M-I foreign pension and profit-sharing plans for the benefit of similarly situated employees of the M-I Foreign Business in effect as of the day prior to the Effective Time ("M-I Foreign Plans"), on and after the Effective Time ("Foreign Venture Entities' Foreign Plans"). Subject to the requirements of applicable local laws, statutes and regulations, M-I shall cause the appropriate Foreign Venture Entities to assume the sponsorship of the M-I Foreign Plans, effective as of the Effective Time, and the Foreign Venture Entities will take all steps necessary to facilitate, cause and accept such transfer of plan sponsorship. As soon as practicable after the transfer of plan sponsorship, the appropriate Foreign Venture Entities shall timely comply with any reporting and qualification requirements in connection with such transfer and assumption that may be required under applicable laws. Each Foreign Venture Entities Employee, for purposes of vesting and eligibility under the Foreign Venture Entities' Foreign Plans, will be credited with service equal to the eligibility and vesting service such employee had earned as of the Effective Time under (1) the applicable Schlumberger foreign retirement and profit sharing plans ("Schlumberger Foreign Plans") and (2) M-I Foreign Plans, whichever is applicable.

                       (ii) As provided in Section 4.3(d), the parties agree
                  that the accrued pension benefits and account balances of the Former Schlumberger Employees under the Schlumberger Foreign Plans shall not be transferred to the Foreign Venture Entities' Foreign Plans. Benefits payable, if any, to Former Schlumberger Employees under any of the Schlumberger Foreign Plans shall be determined in accordance with the provisions of such plans in effect as of the Effective Time. If after the Effective Time Schlumberger updates the benefits under an applicable Schlumberger Foreign Plan, then a Former Schlumberger Employee's benefit under such plan shall be increased by Schlumberger solely at its cost in the same manner as a similarly-situated, active employee participating in such plan, provided such employee is employed with a Foreign Venture Entity as of the effective date of the change. Further, each Former Schlumberger Employee shall be credited under the applicable Schlumberger Foreign Plan with such employee's period of employment with a Foreign Venture Entity following the Effective Time for purposes of determining the date such employee may first commence payment of benefits under the applicable plan, including early retirement. The subsequent transfer of employment of a Former Schlumberger Employee from a Foreign Venture Entity to Smith or any of Smith's divisions, subsidiaries or affiliates shall be deemed to be termination of employment for purposes of the applicable Schlumberger Foreign Plans. The Foreign Venture Entities agree to notify Schlumberger of the severance or transfer of employment of any Former Schlumberger Employee.

                       (iii) M-I, Smith, SIAC and MIPC, with respect to the M-I
                  Foreign Plans, represent and warrant that such plans, and their related trusts, are in compliance with and meet in all substantial respects all applicable laws, statutes, rules and regulations governing such plans and that, to the knowledge of M-I, Smith, SIAC and MIPC, no M-I Foreign Plan is subject to an ongoing audit, investigation or other administrative proceeding of any local governmental entity or is scheduled to be subject to an audit, investigation or proceeding. M-I, Smith, SIAC and MIPC additionally represent and warrant that, with respect to the M-I Foreign Plans, and their related trusts, to the knowledge of M-I, Smith, SIAC and MIPC, there exists no condition or set of circumstances that could subject M-I, Smith, SIAC or MIPC, or any of their subsidiaries or affiliates, to any liability arising under any applicable laws (including under any indemnity agreement to which M-I, Smith, SIAC or MIPC, or any of their subsidiaries or affiliates, is a party). No claim, action or litigation has been made, commenced or threatened by or against M-I, Smith, SIAC or MIPC, or any of their subsidiaries or affiliates, with respect to any M-I Foreign Plan. M-I, Smith, SIAC and MIPC agree to indemnify Schlumberger from and against any liability, penalty, cost or expense, including, but not limited to, reasonable attorney fees, incurred or imposed on Schlumberger related to the M-I Foreign Plans prior to the Effective Time.

                  (nn) Vacation, Compensation and Other Employee Benefits.

                       (i) In addition to any vacation days provided under
                  Section 4.5(a), the parties agree that the Foreign Venture Entities' Employees shall be entitled to vacation benefits under the Foreign Venture Entities' vacation policies, on and after the Effective Time, which are the same, to the extent reasonably possible, as provided under the M-I vacation policy in effect or authorized as of the day immediately prior to the Effective Time.

                       (ii) The parties agree that salary, performance
                  incentive plan, job bonus, tax equalization and housing allowance structures and policies of M-I in effect or authorized as of the day immediately prior to the Effective Time shall apply to all Foreign Venture Entities' Employees.

                       (iii) Except as otherwise provided, for purposes of the
                  benefits provided under Section 4.7, Foreign Venture Entities' Employees' seniority shall include employment with Schlumberger or M-I, as applicable, prior to the Effective Time.


INSURANCE AND WARRANTY SERVICE.

                  (oo) Each Venture Entity shall procure and maintain adequate insurance covering its operations and assets. In the event satisfactory separate coverage cannot be obtained, coverage may be provided under master policies of either Smith or Schlumberger with the express approval of the board of directors, management committee or other governing body of that Venture Entity and both Smith and Schlumberger. It will be the joint responsibility of the insurance departments of both Smith and Schlumberger to use their reasonable best efforts to arrange for such insurance coverage to the extent such coverage is available.

                  (pp) Each Venture Entity shall be responsible for all Warranty and Warranty Service on all products, installations and services relating to the Schlumberger Acquired Assets currently covered by a Schlumberger Warranty whether said products or services were sold, delivered or rendered prior to or subsequent to the Effective Time. The Schlumberger Warranties are attached hereto as
         Exhibit 4.8(b). Except for the Warranty and Warranty Services to be provided under this Section 4.8, all claims seeking recovery for property damage, consequential damage, lost revenue or income or personal injuries shall be for the account of Schlumberger or Smith, as the case may be, to the same extent as is provided with respect to indemnity in Article 6.

BULK SALES ACTS. The parties agree that no special notification shall be given to their respective creditors under the bulk sales laws and any other similar laws in any applicable jurisdiction in connection with the transactions contemplated by this Agreement. Each party agrees promptly and diligently to pay and discharge when due or to contest and litigate all claims of its respective creditors that are asserted against any party or any of the Venture Entities by reason of any asserted noncompliance with any such bulk sales laws, and to indemnify and hold the other parties and the Venture Entities harmless therefrom, except such claims as arise out of any Schlumberger Assumed Liabilities or any M-I Assumed Liabilities.

ACCOUNTS RECEIVABLE.

                  (qq) The parties acknowledge that Schlumberger is not transferring to any of the Venture Entities any receivables attributable to the Schlumberger Drilling Fluids Business for the period prior to the Accounting Date. Accordingly, Schlumberger retains responsibility for collection of customer accounts, whether an open account, note account or combination of both, for the period prior to the Accounting Date, and Schlumberger will be responsible for its own collection efforts and applicable expenses related to such receivables. Further, to the extent a Venture Entity collects any amounts attributable to such receivables, then that Venture Entity shall promptly remit such amounts to Schlumberger or Schlumberger's designee.

                  (rr) The parties agree to review any accounts receivable included in the M-I Acquired Assets as of the Accounting Date which have not been collected in full or written off as uncollectible by the Venture Entities by in each case the later of the first anniversary of the Accounting Date or the date that is six months after the due date to determine whether any such accounts receivable should be written off as uncollectible. Any such amounts written off in excess of the amount of any accruals therefor as reflected in the M-I Balance Sheet, as supplemented, at the Accounting Date shall be included in the indemnification provisions of Section 6.2 and the calculation of the $5,000,000 amount in Section 6.6.

FURTHER ACTIONS. The parties acknowledge that merger or transfer of the Schlumberger Drilling Fluids Business and the M-I Drilling Fluids Business may not occur prior to or on the Closing Date. Nevertheless, the parties shall endeavor in good faith to work toward implementation of an international reorganization plan for the Schlumberger Drilling Fluids Business and the M-I Drilling Fluids Business as set forth in the International Reorganization Protocol (the "Protocol"), a copy of which is attached hereto as Exhibit 4.11, after the Closing Date for whatever period of time is required to complete said international reorganization plan consistent with Article 2 and Article 3. Each of the parties shall be given prior notice of any changes or proposed changes in the transactions described in the Protocol. Furthermore, until such international reorganization plan is implemented in a specific foreign location, the parties shall use their reasonable best efforts to conduct the operations of the Schlumberger Drilling Fluids Business and the M-I Drilling Fluids Business in said specific foreign location for the benefit of the applicable Venture Entity, whether such operations be through a separate foreign subsidiary, affiliate or branch comprised totally of the Schlumberger Drilling Fluids Business or the M-I Drilling Fluids Business at that location or merely as a part of a party or a party's foreign subsidiary, affiliate or branch operations in said location. Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, and the parties agree to use their reasonable best efforts to cause each Venture Entity to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Protocol, whether prior to or on or after the Closing Date, including using its reasonable best efforts: (a) to obtain prior to or promptly following the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with such party as are necessary for the consummation of such transaction; (b) to effect all necessary registrations and filings; (c) to defend any lawsuits or other legal proceedings, whether judicial or administrative, calling into question this Agreement or the consummation of the transactions contemplated hereby; (d) to furnish to the other parties such documentation, information and assistance as reasonably may be requested in connection with the foregoing; and (e) if any required consent of any third party under any contract, lease or agreement shall not be obtained or if any attempted assignment thereof would be ineffective or would impair a Venture Entity's rights thereunder so that such Venture Entity would not in effect acquire the benefit of all of the rights of Schlumberger or M-I, as applicable, to act, to the extent permitted by applicable law, as such Venture Entity's agent in order for that Venture Entity to obtain or assume the benefits or obligations thereunder, and to cooperate, to the extent permitted by applicable law, within any other reasonable arrangement designated to obtain or assume such benefits or obligations for that Venture Entity. The parties agree from time to time to (a) execute, deliver and, when appropriate, record any such documents of transfer, conveyance and assignment in mutually agreeable form in addition to those referenced in Section 3.3 and (b) take such other actions as the parties shall agree are necessary or appropriate to accomplish the transactions contemplated hereby, including the grants of licenses described in Section 3.4(a) and Section 3.4(b).


USE OF CERTAIN FACILITIES. With respect to non-U.S. properties or facilities of Schlumberger not being transferred to a Foreign Venture Entity, but which were used or jointly used by the Schlumberger Drilling Fluids Business prior to the Effective Time, such properties or facilities may be made reasonably available to the appropriate Foreign Venture Entity pursuant to written leases or other documents upon terms and conditions as may be agreed by the parties. Except as otherwise agreed to in such written leases or other documents, Schlumberger may terminate, without liability, any such arrangement on 180 days' prior written notice to the appropriate Foreign Venture Entity.


EXPENSES.

                  (ss) Except as otherwise specifically provided in this Agreement and whether or not the Closing occurs, Smith, SIAC, MIPC and Smith Canada shall pay (i) all expenses incurred by or on behalf of Smith, SIAC, MIPC, Smith Canada, M-I and each Venture Entity or any of their affiliates in connection with the preparation, authorization and execution of this Agreement, the formation of the Venture Entities, the conveyance, transfer, assignment and delivery of the M-I Drilling Fluids Business, including all fees and expenses of agents, representatives, counsel and accountants, (ii) all federal, state, local and foreign taxes arising out of the formation of the Venture Entities and the conveyance, transfer, assignment and delivery of the M-I Drilling Fluids Business and (iii) all amounts payable with respect to any claim for brokerage or finders' fees or other commissions with respect to the transactions contemplated by this Agreement based in any way on any agreement, arrangement or understanding made by Smith, SIAC, MIPC, Smith Canada, M-I Canada, M-I or any of their affiliates; provided, however, that Schlumberger shall reimburse Smith or Smith's subsidiaries for (i) up to $600,000 of the fees and expenses of agents, representatives, counsel and accountants incurred in connection with the formation of and contribution of assets to BVINewco and Dutchco, (ii) the first $1,000,000 of any foreign taxes referred to above and (iii) one half of the foreign taxes referred to above between $1,000,000 and $3,000,000. Smith shall pay all amounts Schlumberger is not required to reimburse pursuant to clauses
         (i), (ii) or (iii); and provided further, that the amount of foreign taxes required to be reimbursed by Schlumberger pursuant to clauses
         (ii) and (iii) shall be reduced by any credit against U.S. tax or other tax benefit obtained by Smith or its subsidiaries as a direct result of the payment of such foreign taxes.

                  (tt) Except as otherwise specifically provided in this Agreement and whether or not the Closing occurs, Schlumberger shall pay (i) all expenses incurred by or on behalf of Schlumberger or any of its affiliates in connection with the preparation, authorization, and execution of this Agreement, and the conveyance, transfer, assignment and delivery of the Schlumberger Drilling Fluids Business to the Foreign Venture Entities, including all fees and expenses of agents, representatives, counsel and accountants, (ii) all federal, state, local and foreign taxes arising out of the conveyance, transfer, assignment and delivery of the Schlumberger Drilling Fluids Business to the Foreign Venture Entities, including any foreign taxes incurred by Dutchco in connection with transfers by Schlumberger of cash or assets to Dutchco, and (iii) all amounts payable with respect to any claim for brokerage or finders' fees or other commissions with respect to the transactions contemplated by this Agreement based in any way on any agreement, arrangement or understanding made by Schlumberger or any of its affiliates.


BOOKS OF ACCOUNT AND SPECIAL RIGHTS.

                  (uu) As indicated above, the assets transferred to the Foreign Venture Entities by Schlumberger include Schlumberger's rights, if any, to the trade names, trademarks and trade secrets used in the businesses of the Schlumberger Drilling Fluids Business that are listed in the Exhibits to Section 2.4. Except as provided below, no Foreign Venture Entity shall receive or utilize any rights or interest in the names of Schlumberger Limited or its affiliates or any other name, logo, abbreviation, word or combination thereof of similar import. It is hereby agreed that the Foreign Venture Entities may utilize, at their sole option, the following items:

                       (i) Without limitation of time, the Foreign Venture
                  Entities may use manuals, technical specifications, descriptive literature and catalogs in existence at the Effective Time and bearing Schlumberger's name or marks, provided that the name and marks are stamped or overprinted with that Foreign Venture Entity's own name or marks;

                       (ii) The Foreign Venture Entities shall have a period of
                  180 days after the Effective Time within which to change the names or marks of Schlumberger on the exterior of any buildings or leaseholds transferred to the Foreign Venture Entities and to change any names or marks of Schlumberger on the motor vehicles transferred hereby;

                       (iii) The Foreign Venture Entities shall have the right
                  to sell any of the inventories or products that are in bags or other containers bearing any of the names or marks of Schlumberger, so long as the inventories or products produced after 180 days following the Effective Time are not packaged in bags or other containers that bear such names or marks; and

                       (iv) Notwithstanding anything to the contrary herein,
                  Schlumberger hereby agrees to allow the Venture Entities to utilize in their respective businesses, both within the United States and in foreign jurisdictions, the phrase "A [insert entity type] owned by Smith International, Inc. and Schlumberger Limited" or a phrase(s) of substantially similar content. It is agreed that the Venture Entities may use said phrase in any advertising material, letterhead, packaging or on any other necessary or desirable signs, notices or printed material; provided, however, that it is agreed that the rights to use said phrase as herein granted to the Venture Entities shall cease within 180 days following the date on which Smith's indirect interest or Schlumberger's indirect interest in the applicable Venture Entity falls below 30%, respectively.

                  (vv) Except as set forth in this Article 4, Schlumberger will transfer to the appropriate Foreign Venture Entity all of its books and records (for both financial reporting and tax purposes) relating exclusively to the Schlumberger Drilling Fluids Business. Smith, SIAC, Smith Canada, M-I and M-I Canada agree that they will and will cause the applicable Foreign Venture Entities to make such books and records available to Schlumberger for inspection during the regular business hours for a period of six years following the Effective Time, and that Schlumberger may, at its own expense, make such copies of such books and records as it may deem necessary. No Foreign Venture Entity shall destroy any of such books and records without the prior written consent of Schlumberger. Schlumberger further agrees to cooperate with the other parties and with the Foreign Venture Entities to make available from time to time to each other all other books and records relating to the Schlumberger Drilling Fluids Business for any valid purpose relating to the Schlumberger Drilling Fluids Business; provided, however, that Schlumberger may, in its discretion, require any such party to execute a confidentiality agreement relating to the information contained in such books and records. Notwithstanding the agreements contained in this Article 4, Schlumberger will retain all the accounting books and records (for both financial reporting and tax accounting purposes) (the "Retained Records") as such books and records relate to divisions whereby the transactions contemplated by this Agreement and the Protocol will be accomplished by means of a transfer of assets to a Venture Entity. Schlumberger will provide the other parties and the Foreign Venture Entities access to the Retained Records during the same term and subject to the same conditions as described in this Article 4 with respect to books and records transferred to the Foreign Venture Entities.


FIREWALLS.

                  (ww) Schlumberger shall not exchange, disclose, discuss or otherwise make available to Smith, SIAC, MIPC, Smith Canada, M-I or any of the Venture Entities, any

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


         Non-Public Information of Schlumberger relating to any Non-Acquired Schlumberger Businesses or any Non-Acquired Schlumberger Assets.

                  (xx) Smith, SIAC, MIPC, Smith Canada, M-I Canada and M-I shall not, and Smith, SIAC and Smith Canada shall cause each Venture Entity not to, exchange, disclose, discuss or otherwise make available to Schlumberger any Non-Public Information of Smith relating to any Non-M-I Smith Business.

TECHNICAL AND ENVIRONMENTAL COMMITTEES.

                  (yy) Promptly after execution of this Agreement, the Venture Entities and Schlumberger shall jointly establish a technical committee (the "Technical Committee") for the purpose of evaluating what assets, facilities, software, intellectual property and engineering developments of Schlumberger and its affiliates that are not used or owned exclusively by the Schlumberger Drilling Fluids Business and therefore not included in the Exhibits to Section 2.4, but which are used to some degree by the Schlumberger Drilling Fluids Business or which Schlumberger or the Foreign Venture Entities believe may have useful applications to the business and operations of the Foreign Venture Entities and that the Foreign Venture Entities may want access to by way of a transfer, lease or license of such assets. If a Foreign Venture Entity desires access to a particular asset, the Technical Committee shall work in good faith to establish mutually agreeable terms upon which that Foreign Venture Entity may be provided access to such asset. Any such agreement for such access shall be subject to the approval of the board of directors, management committee or other governing body of the applicable Foreign Venture Entity and the approval of Schlumberger. The applicable Foreign Venture Entity shall execute a confidentiality agreement in substantially the form of Exhibit 4.16 before being granted access to any confidential information of Schlumberger or any of its affiliates in connection herewith.

                  (zz) Promptly after execution of this Agreement, Smith and Schlumberger shall jointly establish an environmental committee (the "Environmental Committee"). The Environmental Committee shall work in good faith to monitor the environmental, health and safety matters described in Section 6.2(b), Section 6.3(b) and the disclosure letters thereto and the indemnities related thereto and to recommend to Smith and Schlumberger the appropriate allocation of liability or responsibility related thereto. The Environmental Committee shall meet at mutually agreed upon times and places to perform its obligations under this Section 4.16(b).


POST-CLOSING TECHNICAL SUPPORT.

                  (aaa) After the Closing, to the extent that a Venture Entity needs or desires technical support in the area of research and development, that Venture Entity shall first inquire as to whether Schlumberger has the technical knowledge and capability to lend such technical support before approaching any third party. If Schlumberger is willing and able to provide such technical support on terms and conditions that are not materially less favorable than are obtainable from a similarly qualified third party, then that Venture Entity shall contract with Schlumberger for such technical support. Attached hereto as Exhibit 4.17 is a form of agreement relating to the provision of research and development support by Schlumberger and a list of typical costs for such support. The parties shall execute an agreement in substantially such form prior to the support being furnished. Unless otherwise agreed to in a specific research and development agreement, any intellectual property developed pursuant to this Section 4.17 shall belong to and be owned by the appropriate Venture Entity; provided, however, that Schlumberger shall have the right to an exclusive, royalty-free license with respect to such intellectual property.

                  (bbb) After the Closing, to the extent that a Venture Entity needs or desires support in such areas as financial, administrative or legal operations or the use of additional facilities, that Venture Entity shall first inquire as to whether Schlumberger has the capability to provide such support or facilities before approaching any third party. If Schlumberger is willing and able to provide such support or facilities on terms and conditions that are at least as favorable as are obtainable from a similarly qualified third party, and, with respect to facilities, facilities that are at least as suitable to that Venture Entity's needs, then that Venture Entity shall contract with Schlumberger for such support or facilities.

VENTURE ENTITY AUDITS. There shall be an annual audit of the aggregate operations and businesses of the Venture Entities, taken as a whole, conducted by an independent accounting firm. The parties agree to, and agree to cause each of the Venture Entities to, cooperate with such accounting firm with respect to such audits and to make the results thereof available to Smith and Schlumberger.

TRANSFER RESTRICTIONS AND PROCEDURES. Except as otherwise provided in Section
9.3 or Section 4.21, each of Smith and Schlumberger agrees that it will not and will cause its respective subsidiaries not to, directly or indirectly, sell, transfer, pledge, hypothecate or otherwise dispose of all or any part of its direct or indirect ownership interest in any of the Venture Entities, except to the other in accordance with the following procedures:

                  (ccc) If either of Smith or Schlumberger (the "Initiating Party") wishes to dispose of not less than all of its direct and/or indirect ownership interests in each of the Venture Entities (an "Ownership Interest"), the Initiating Party shall give written notice thereof (the "Transfer Notice") to the other (the "Other Party") by certified mail, return receipt requested, and otherwise in accordance with the procedures set forth in Section

         9.5, specifying the cash purchase price (stated in terms of price per percentage point of Percentage Interest) at which it is willing to effect such disposition.

                  (ddd) Not later than 90 days following receipt of the Transfer Notice, the Other Party shall notify the Initiating Party in writing (the "Response Notice") of its election to either (i) purchase the Initiating Party's entire Ownership Interest at the cash purchase price (stated in terms of price per percentage point of Percentage Interest) specified in the Transfer Notice or (ii) sell to the Initiating Party the Other Party's entire Ownership Interest at the cash purchase price equal to the same price per percentage point of Percentage Interest as set forth in the Transfer Notice. A failure by the Other Party to deliver a Response Notice shall be deemed to be a Response Notice to purchase the Initiating Party's entire Ownership Interest at the cash purchase price specified in the Transfer Notice, given on the 90th day following receipt of the Transfer Notice. The Response Notice shall be irrevocable and shall be binding upon the Initiating Party and the Other Party.

                  (eee) The closing of the purchase of any Ownership Interest in accordance with the Response Notice shall take place within 90 days after receipt (or deemed receipt) of such Response Notice. The time and date of such closing shall be specified in the Response Notice furnished pursuant to Section 4.19(b). If a Response Notice is deemed to have been given pursuant to such Section 4.19(b), the closing shall take place at 10:00 a.m., Central time, on the 120th day following receipt of the Transfer Notice. At the closing, the party that is purchasing the Ownership Interest shall pay the purchase price therefor by delivering to the party that is selling the Ownership Interest cash in immediately available funds to the order of such selling party. Concurrently with the delivery of such purchase price, the party that is selling the Ownership Interest shall execute or cause to be executed such instruments of transfer as shall be sufficient to fully vest such Ownership Interest in the other party. The closing shall take place at such place as may be unanimously agreed upon by Smith and Schlumberger or their respective subsidiaries.

                  (fff) Notwithstanding anything to the contrary set forth in this Section 4.19, Smith and Schlumberger agree that neither of them, nor any of their respective subsidiaries, shall exercise its rights under this Section 4.19 until after the fifth anniversary of the Closing Date; provided, however, that such limitation shall not apply to the application of this Section 4.19 in accordance with the provisions of Section 4.21(e).

SPECIAL OPTION. If at any time Smith, Schlumberger or any of their respective subsidiaries holding an Ownership Interest experiences a Change of Control Event, (a) within 30 days following such Change of Control Event, the party that has experienced such Change of Control Event shall deliver to the other party written notice of a cash purchase price at which it is prepared to sell its entire Ownership Interest to the other party, (b) such notice shall, for all purposes of this Agreement, be deemed to be a Transfer Notice as defined in
Section 4.19 and (c) each of the provisions of Section 4.19 shall apply to such Transfer Notice; provided that any failure to deliver a Response Notice by the party that has not experienced such Change of Control Event shall not be construed as an election to either purchase or sell any Ownership Interest and the party that has experienced such Change of Control Event shall have no right to cause any Ownership Interest to be purchased or sold pursuant to this Section
4.20. Any failure to deliver a notice in accordance with clause (a) of the immediately preceding sentence shall be construed as a Transfer Notice specifying a cash purchase price equal to the net book value of the applicable Ownership Interest as of the end of the calendar month preceding the event giving rise to the obligation to deliver such notice. For purposes hereof, "Change of Control Event" (a) with respect to either of Smith and Schlumberger shall mean that any one of the following events has occurred: (i) a change is proposed by a majority of its stockholders as to the number of members, or incumbent membership, of its Board of Directors such that the incumbent members of said Board of Directors immediately prior to such change would no longer constitute at least two-thirds of the Board of Directors after such change and such proposal is enacted; (ii) any determination is made by its Board of Directors that there has been a change in the control of Smith or Schlumberger, as the case may be, because a "person" (as such term is used in Section 13(d) of the Exchange Act), together with its affiliates (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act), has become, at any date hereafter, the beneficial owner (as such term is defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of 20% or more of the voting power of its then-outstanding voting securities; (iii) any "person" (as defined in clause (ii)) (other than any employee stock ownership trust or similar entity created by Smith or Schlumberger, as the case may be, for the benefit of its employees), together with its affiliates, has become, at any date hereafter, the beneficial owner, directly or indirectly, of 20% or more of the voting power of its then-outstanding securities entitled generally to vote for the election of its directors; or (iv) the approval by its stockholders of the merger or consolidation of Smith or Schlumberger, as the case may be, with, or the sale of all or substantially all of its assets to, any other "person" (as defined in clause
(ii)), unless the incumbent members of its Board of Directors as constituted immediately prior to such merger or consolidation or sale shall constitute at least a majority of the directors of the surviving corporation of such merger or consolidation or the transferee in such sale, immediately following the consummation of any such transaction, or any parent (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such surviving corporation or transferee, and (b) with respect to any wholly owned subsidiary of Smith or Schlumberger directly or indirectly holding an Ownership Interest, a change in ultimate ownership of that entity such that Smith or Schlumberger no longer holds directly or indirectly an ownership interest of at least 50.1% of that entity.


RIGHT OF FIRST REFUSAL.

                  (ggg) Procedure. If, at any time after the second anniversary of the Closing Date, Smith, Schlumberger or any of their respective subsidiaries desires to transfer (a "Disposition") all or any part of its Ownership Interest to a third party (other than a transfer allowed by Section 9.3 hereof), then that party (the "Disposing Party") shall promptly give notice thereof (the "Disposition Notice") to the other party (the "Recipient Party"). The Disposition Notice shall set forth all relevant information with respect to the proposed Disposition, including the name and address of the prospective acquirer, the purchase price (and any related information that is required by Section 4.21(b)), a description of the Ownership Interest or portion thereof that is the subject of the proposed Disposition and any other terms and conditions of the proposed Disposition. The Recipient Party shall have the preferential right to acquire such Ownership Interest for the same purchase price, and on the same terms and conditions, as set forth in the Disposition Notice, except as provided otherwise in this Section 4.21. The Recipient Party shall have 30 days following its receipt of the Disposition Notice in which to notify the Disposing Party whether it elects to exercise its preferential right; provided, however, that if either party elects to require appraisal pursuant to
         Section 4.21(b), then the applicable deadline for the Recipient Party to deliver such notice shall be 15 days following delivery of the decision of the Appraiser. A notice in which the Recipient Party exercises such right is referred to herein as an "Exercise Notice."

                  (hhh) Non-Cash Consideration. If any portion of the purchase price, as disclosed in the Disposition Notice, is to be paid in a form other than cash (including through delivery of a promissory note or other asset) ("Non-Monetary Consideration"), the Disposition Notice shall set forth the Disposing Party's best estimate of the fair market value of the Non-Monetary Consideration. If the Recipient Party disagrees with such estimate and so notifies the Disposing Party within 10 days following delivery of the Disposition Notice, and if such disagreement is not resolved within 20 days following delivery of the Disposition Notice, either the Disposing Party or the Recipient Party, by notice to the other (the "Appraisal Notice"), may require the determination of the Fair

         Market Value of the Non-Monetary Consideration to be made by an appraiser, investment banker or other Person (the "Appraiser") having expertise in the valuation of assets of the type represented by the Non-Monetary Consideration. As used herein, the term "Fair Market Value" shall mean the fair market value of such Non-Monetary Consideration taking into account all relevant factors, including (i) any tax benefits to be derived by the Disposing Party from such Non-Monetary Consideration (such as the benefits of effecting a tax-free transaction) and (ii) in the case of a promissory note or similar Non-Monetary Consideration, the creditworthiness of the proposed purchaser (or other maker of the note). The Appraiser shall be selected by mutual agreement of the Disposing Party and the Recipient Party; provided, however, that if the Disposing Party and the Recipient Party are unable to reach such agreement within 20 days following delivery of the Appraisal Notice, either such Party may petition the United States District Judge for the Southern District of Texas (Houston Division) then senior in service to designate the Appraiser. If the Appraiser so chosen shall die, resign or otherwise fail or become unable to serve, a replacement Appraiser shall be chosen in accordance with the provisions of the immediately preceding sentence. The decision of the Appraiser shall be final and binding on the Disposing Party and the Recipient Party, and the fees and expenses of the Appraiser shall be paid equally by the Disposing Party and the Recipient Party. Subject to the remaining provisions of this Section 4.21(b), the Recipient Party shall pay in cash the Fair Market Value of the Non-Monetary Consideration, as so determined by agreement or by the Appraiser. If the Recipient Party so elects in its Exercise Notice, the Recipient Party may pay such portion of the purchase price by delivering to the Disposing Party non-monetary consideration (the "Alternative Non-Monetary Consideration") that (y) is in a form substantially equivalent to the Non-Monetary Consideration and (z) has a Fair Market Value equal to the Fair Market Value of the Non-Monetary Consideration; provided, however, that, as a condition to the Recipient Party's right to pay such portion of the purchase price by delivering the Alternative Non-Monetary Consideration, the Recipient Party and the Disposing Party shall have first agreed upon the Fair Market Value of such Alternative Non-Monetary Consideration, or such Fair Market Value shall have been determined by the Appraiser in accordance with the provisions of this Section 4.21(b).

                  (iii) Closing. If the preferential right is exercised in accordance with Section 4.21(a), the closing of such purchase shall occur at the principal place of business in Texas of the Disposing Party on the first business day that is 30 days after the expiration of the preferential right period (or, if later, the fifth business day after the receipt of all applicable regulatory and governmental approvals to the purchase), unless the Disposing Party and the Recipient Party agree upon a different place or date. At the closing,
         (i) the Disposing Party shall execute and deliver to the Recipient Party (x) an assignment of the Ownership Interest described in the Disposition Notice, in form and substance reasonably acceptable to the Recipient Party, containing a general warranty of title as to such Ownership Interest (including that such Ownership Interest is free and clear of any Liens), (y) in the case of a Disposition of voting securities, the stock certificates representing such voting securities with stock powers attached and endorsed in blank, and (z) any other instruments reasonably requested by the Recipient Party to give effect to the purchase; and (ii) the Recipient Party shall deliver to the Disposing Party the purchase price specified in the Disposition Notice in immediately available funds, subject to any modifications thereof required by Section 4.21(b).

                  (jjj) Waiver of Preferential Right. If the Recipient Party does not deliver an Exercise Notice during the applicable period specified in Section 4.21(a), it shall be deemed to have waived its preferential right, and the Disposing Party shall have the right to dispose of the Ownership Interest described in the Disposition Notice to the proposed purchaser strictly in accordance with the terms of the Disposition Notice for a period of 90 days after the expiration of the preferential right period. If, however, the Disposing Party fails so to dispose of the Ownership Interest within such 90-day period, the proposed Disposition shall again become subject to the preferential right set forth in this Section 4.21.

                  (kkk) Relationship to Section 4.19. Subject to the other provisions of this Section 4.21, nothing in this Section 4.21 shall prevent Smith, Schlumberger or any of their respective subsidiaries from exercising its rights under Section 4.19. If (i) a Disposition Notice is delivered under this Section 4.21, (ii) the Recipient Party does not deliver an Exercise Notice under this Section 4.21 and (iii) prior to the Disposition of the applicable interest to the proposed purchaser, the Recipient Party delivers a Transfer Notice under
         Section 4.19, then the provisions of this Section 4.21 and Section
         4.19 shall be deemed amended (y) to permit the proposed purchaser, by agreement with the Disposing Party, to deliver the Response Notice and
         (z) to require the closing of the Disposition of such Ownership Interest, and the closing described in Section 4.19(c), to occur at concurrent closings; it being the intent of the parties that the purchaser of the Ownership Interest, if the closing of the Disposition of the Ownership Interest occurs, shall have the right to cause the Disposing Party to exercise the rights under Section 4.19.

NO DISPOSITIONS. The parties agree not to make any Disposition of all or any part of their respective Ownership Interests to a third party prior to the second anniversary of the Closing Date.

                                                 REPRESENTATIONS AND WARRANTIES

         Smith (with respect to the statements in Section 5.1), SIAC, MIPC and Smith Canada (with respect to the statements in Section 5.2), M-I and M-I Canada (with respect to the statements in Section 5.3) and Schlumberger (with respect to the statements in Section 5.4) and Schlumberger MI (with respect to the statements in Section 5.5) each agrees that, to the extent that it is aware of any facts which could reasonably be expected (a) to breach or make inaccurate any of the statements set forth in its applicable section and (b) to have a Material Adverse Effect with respect to such entity and its subsidiaries, taken as a whole, such entity will disclose these facts in a disclosure letter to be delivered to the other parties on the Closing Date. Such disclosure letter shall briefly set forth a description of the applicable facts and shall cross-reference the applicable section where the breach or inaccurate statement is made. Each of the parties agrees that setting forth any such facts in such disclosure letters is for informational purposes only and shall not affect the allocation of liabilities set forth in this Agreement.

SMITH. Smith represents and warrants to Schlumberger, as of the date of this Agreement and as of the Effective Time, as follows:

                  (lll) Organization and Standing. Smith is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct or cause to be conducted its business as currently conducted and to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the undersigned officer on behalf of Smith, and the performance of this Agreement by Smith and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings on its part. This Agreement constitutes the legal, valid and binding obligation of Smith enforceable against Smith in accordance with its terms except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and (ii) courts may award money damages rather than specific enforcement of contractual provisions involving matters other than or in addition to the payment of money.

                  (mmm) Consents; Compliance with Other Instruments. The execution, delivery and performance by Smith of this Agreement and the consummation by it of the transactions contemplated hereby: (i) will not violate (with or without the giving of notice or lapse of time or both) any provision of law, rule, regulation, order, judgment or decree applicable to Smith; (ii) will not require any registration with, consent or approval of, or filing or notice to, any U.S. court, tribunal, or governmental or regulatory authority under any provision of law applicable to Smith except for (A) the requirements of the Exchange Act and (B) an Investment Canada Notification filing to be made by Smith after Closing and any other similar requirements in other foreign jurisdictions; (iii) will not result in the creation of a Lien upon any of the properties, assets or business of M-I or any of the Venture Entities; (iv) will not violate any provision of the amended and restated certificate of incorporation or bylaws of Smith; and (v) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of (or give anyone the right to accelerate) the performance of, any obligation of Smith under any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument material to Smith to which Smith is a party or by which it or any of its assets or properties is bound or encumbered. To the knowledge of Smith, neither it nor any third party to any indenture, mortgage, deed of trust, agreement or other instrument to which Smith is a party or by which it is bound or to which it is subject is in breach, or upon execution and delivery of this Agreement would be in breach, of any of the terms, covenants, conditions or provisions thereof, which breach could adversely affect the M-I Acquired Assets.

                  (nnn) Title to SIAC, MIPC and Smith Canada Stock. Smith owns all of the issued and outstanding capital stock of SIAC, MIPC and Smith Canada free and clear of any Liens, options, warrants, purchase rights, contracts, commitments, claims or demands.

SIAC, MIPC AND SMITH CANADA. SIAC, MIPC and Smith Canada represent and warrant to Schlumberger, as of the date of this Agreement and as of the Effective Time, as follows:

                  (ooo) Organization and Standing. Each of SIAC, MIPC and Smith Canada is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware (with respect to SIAC and MIPC) or the Province of Alberta (with respect to Smith Canada) and has all requisite corporate power and authority to conduct or cause to be conducted its businesses as currently conducted and to enter into and perform its obligations under this Agreement and, with respect to SIAC and Smith Canada, the applicable Charter Documents of the Venture Entities. The execution and delivery of this Agreement by the undersigned officers on behalf of SIAC, MIPC and Smith Canada, and the performance of this Agreement and, with respect to SIAC and Smith Canada, the applicable Charter Documents of the Venture Entities, and the consummation by each of them of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate proceedings on their part. This Agreement constitutes, and upon SIAC's and Smith Canada's execution and delivery, the applicable Charter Documents of the Venture Entities will constitute, the legal, valid and binding obligations of each of SIAC, MIPC and Smith Canada, as applicable, enforceable against that entity in accordance with their terms except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and (ii) courts may award money damages rather than specific enforcement of contractual provisions involving matters other than or in addition to the payment of money.

                  (ppp) Consents; Compliance with Other Instruments. The execution, delivery and performance by each of SIAC, MIPC and Smith Canada of this Agreement and, with respect to SIAC and Smith Canada, the applicable Charter Documents of the Venture Entities, and the consummation by each of them of the transactions contemplated hereby and thereby: (i) will not violate (with or without the giving of notice or lapse of time, or both) any provision of law, rule, regulation, order, judgment or decree applicable to SIAC, MIPC or Smith Canada; (ii) will not require any registration with, consent or approval of, or filing or notice to, any U.S. court, tribunal or governmental or regulatory authority under any provision of law applicable to SIAC, MIPC or Smith Canada except for (A) the requirements of the Exchange Act and (B) an Investment Canada Notification filing to be made by Smith after Closing and any other similar requirements in other foreign jurisdictions; (iii) will not result in the creation of a Lien upon any of the properties, assets or business of SIAC, MIPC, Smith Canada, M-I or any of the Venture Entities; (iv) will not violate any provision of the certificate of incorporation or bylaws of

         SIAC, MIPC or Smith Canada; and (v) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of (or give anyone the right to accelerate) the performance of, any obligation of SIAC, MIPC or Smith Canada under any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which SIAC, MIPC or Smith Canada is a party or by which any of them or any of their assets or properties is bound or encumbered. To the knowledge of SIAC, MIPC and Smith Canada, neither it nor any third party to any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it is bound or to which it is subject is in breach, or upon execution and delivery of this Agreement would be in breach, of any of the terms, covenants, conditions or provisions thereof, which breach could adversely affect the M-I Acquired Assets.

                  (qqq) Title to M-I and M-I Canada Ownership Interests. Immediately prior to the Effective Time, (i) SIAC and MIPC will own all of the membership interests in each of the Venture Entities (other than M-I Canada), and (ii) Smith Canada and MIPC will own all of the capital stock in M-I Canada, in each case, free and clear of any Liens, options, warrants, purchase rights, contracts, commitments, claims or demands, except as otherwise set forth in the applicable Charter Documents of the Venture Entities. As of the date of this Agreement, SIAC and MIPC owns all of the membership interests in M-I, free and clear of any Liens, options, warrants, purchase rights, contracts, commitments, claims or demands. None of SIAC, MIPC or Smith Canada is a party to any voting trust, proxy or other agreement or understanding with respect to the ownership interests in M-I or any of the Venture Entities.


M-I AND M-I CANADA. M-I and M-I Canada represent and warrant to Schlumberger, as of the date of this Agreement and as of the Effective Time, as follows:

                  (rrr) Organization and Standing. Each of M-I and M-I Canada has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite company power and authority to conduct or cause to be conducted its business as currently conducted and to enter into and perform its obligations under this Agreement. Each subsidiary of M-I and M-I Canada is (i) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or
         (ii) a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. The execution and delivery of this Agreement by the undersigned officers on behalf of M-I and M-I Canada and the performance of this Agreement by M-I and M-I Canada, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by all necessary company proceedings on each of their parts. This Agreement constitutes the legal, valid and binding obligations of each of M-I and M-I Canada enforceable against that entity in accordance with its terms except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and (ii) courts may award money damages rather than specific enforcement of contractual provisions involving matters other than or in addition to the payment of money.

                  (sss) Consents; Compliance with Other Instruments. The execution, delivery and performance by M-I and M-I Canada of this Agreement and the consummation by each of them of the transactions contemplated hereby: (i) will not violate (with or without the giving of notice or lapse of time or both) any provision of law, rule, regulation, order, judgment or decree applicable to M-I or M-I Canada;
         (ii) will not require any registration with, consent or approval of, or filing or notice to, any U.S. court, tribunal or governmental or regulatory authority under any provision of law applicable to M-I or M-I Canada except for (A) the requirements of the Exchange Act and (B) an Investment Canada Notification filing to be made by Smith after Closing and any other similar requirements in other foreign jurisdictions; (iii) will not result in the creation of any Lien upon any of the properties, assets or business of M-I or M-I Canada; (iv) will not violate any provision of the limited liability company agreement of M-I or the charter, bylaws or other organizational documents of M-I Canada or any of the existing subsidiaries of M-I or M-I Canada; and (v) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of (or give anyone the right to accelerate) the performance of, any obligation of M-I, M-I Canada or any of the subsidiaries of M-I or M-I Canada under any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which M-I, M-I Canada or any subsidiary of M-I or M-I Canada is a party or by which any of these entities or any of their respective assets or properties is bound or encumbered. To the knowledge of M-I and M-I Canada, none of M-I, M-I Canada, their respective subsidiaries or any third-party to any indenture, mortgage, deed of trust, agreement or other instrument to which M-I, M-I Canada or any of their respective subsidiaries is a party or by which any of those entities is bound or to which any of those entities is subject, is in breach, or upon execution and delivery of this Agreement would be in breach, of any of the terms, covenants, conditions or provisions thereof, which breach could adversely affect the M-I Acquired Assets.

                  (ttt) Title to M-I Acquired Assets. M-I, M-I Canada or one of their respective subsidiaries has good and indefeasible title to all of the real properties included in the M-I Acquired Assets purported to be owned in fee, and good and merchantable title to all of the other properties (provided that no title warranty is made with respect to permits, rights-of-way, easements, mining claims or mining leases) to be owned by the Venture Entities immediately prior to the Effective Time. Except as to properties upon which no warranties are given, immediately after the Effective Time, the Venture Entities (or subsidiaries thereof) will hold good and indefeasible or marketable title, as the case may be, thereto free and clear of all Liens, other than the M-I Assumed Liabilities and any encumbrances identified in the Transfer Documents. All of the M-I Acquired Assets are in good working order and condition, are maintained in accordance with reasonable commercial operating practices and are adequate for the purposes for which they currently are being used or held for use, ordinary wear and tear excepted.

                  (uuu) Financial Statements and Information. The M-I Balance Sheet sets forth as of December 31, 1998 the net book value of all (i) the assets, properties and rights to be included in the M-I Acquired Assets as of such date, and (ii) the liabilities and obligations to be included in the M-I Assumed Liabilities accrued as of such date, all as determined in accordance with GAAP except to the extent that certain assets, properties, rights, liabilities and obligations have been disposed of or discharged in accordance with the terms of this Agreement prior to the Accounting Date.

                  (vvv) Exhibits. The information set forth in the Exhibits to this Agreement furnished by M-I and M-I Canada are complete and correct in all respects and all information required to be disclosed in order to make the Exhibits not misleading has been disclosed.

                  (www) Contracts. Except for contracts, agreements or commitments specifically described in Exhibit 2.1-4, none of M-I, M-I Canada or any of their respective subsidiaries (insofar as any of the following may affect the M-I Drilling Fluids Business, or any officer or employee of the M-I Drilling Fluids Business who M-I or M-I Canada believes is not intending to resign upon consummation of the transactions contemplated hereby) is a party to or bound by any:

                       (i) employment agreement (other than salesmen's
                  commission agreements terminable at will or within one year) or "golden parachute" arrangements within the meaning of
                  Section 280G of the Code;

                       (ii) collective bargaining or union agreement;

                       (iii) bonus, stock option, incentive compensation plan,
                  non-qualified stock purchase plan or other welfare benefit plan or program;

                       (iv) consulting agreement;

                       (v) lease with respect to real property, mining lease
                  (including mining claims), facilities or equipment lease having a remaining term in excess of one year or involving annual lease payments greater than $25,000;

                       (vi) lease with respect to data processing hardware or
                  software;

                       (vii) option, contract or commitment to purchase any
                  fixed assets at a price in excess of $50,000;

                       (viii) distribution or warehousing agreements;

                       (ix) sales representation, consigned stock or
                  sponsorship agreements;

                       (x) ore purchasing, processing or sales agreements or
                  mining contractor agreements;

                       (xi) agreement with a third party for money borrowed or
                  loaned in excess of $100,000;

                       (xii) bonds, guarantees or letters of credit involving a
                  third party obligating the M-I Drilling Fluids Business in excess of $25,000;

                       (xiii) license agreements, whether a member of the M-I
                  Drilling Fluids Business is a licensor or a licensee;

                       (xiv) master service agreements or blanket purchase
                  orders covering or related to the M-I Drilling Fluids
                  Business;

                       (xv) other purchase orders or vendor commitments having
                  a value in excess of $100,000 or relating to purchases to be fulfilled over a period of more than one year;

                       (xvi) other customer orders or sales contracts for
                  products and services having a value in excess of $100,000 or relating to sales to be fulfilled over a period of more than one year;

                       (xvii) non-competition agreement for the benefit of or
                  obligating a member of the M-I Drilling Fluids Business; or

                       (xviii) contract or commitment, other than the
                  foregoing, having a term of more than one year or a value in excess of $50,000 (including barter or counter-trade arrangements).

         Except as set forth in Exhibit 2.1-4, all such agreements, contracts and commitments are valid and in full force and effect as to M-I, M-I Canada or a subsidiary thereof, as the case may be; and M-I, M-I Canada or a subsidiary thereof, as the case may be, have performed all material obligations required to be performed by them to date and are not in default in any material respect thereunder.

                  (xxx) Absence of Certain Changes or Events. Since December 31, 1998, M-I and M-I Canada (and, to the extent applicable, each of their respective subsidiaries) operated their respective businesses in the usual, regular and ordinary manner and have not:

                       (i) incurred any obligation or liability (contingent or
                  otherwise), except normal trade or business obligations incurred in the ordinary course of business;

                       (ii) mortgaged, pledged or subjected to any Lien any of
                  their properties or assets (whether tangible or intangible);

                       (iii) sold, assigned, transferred, conveyed, leased or
                  otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any of their assets or properties, except for a fair consideration in the ordinary course of business;

                       (iv) acquired or leased (other than by a renewal of an
                  existing lease in the ordinary course of business) any assets or property otherwise than in the ordinary course of business;

                       (v) waived or released any rights otherwise than in the
                  ordinary course of business;

                       (vi) transferred or granted any proprietary rights under
                  any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, brandmarks, brand names or copyrights, or with respect to any know-how;

                       (vii) made any material change or amendment to any
                  contractual obligation or made or granted any general wage or salary increase or entered into any employment contract with any officer or employee that they employ involving an annual base rate of compensation in excess of $100,000 or a period of employment of more than 30 days;

                       (viii) made any material change or amendment to any
                  contractual obligation or entered into any transaction, contract or commitment (other than this Agreement) other than in the ordinary course of business;

                       (ix) made capital expenditures or entered into any
                  commitment therefor that, in the aggregate, exceeds
                  $5,000,000;

                       (x) suffered any adverse change in their operations,
                  revenues, earnings, assets, liabilities, properties, business or condition, financial or otherwise; provided, however, that losses from operations in the ordinary course of business in amounts similar to prior months shall not be considered an adverse change;

                       (xi) lost any supplier or suppliers;

                       (xii) introduced any material change with respect to the
                  operation of the M-I Drilling Fluids Business or permitted the M-I Acquired Assets to be maintained other than in accordance with customary standards; or

                       (xiii) been charged with or advised of any violation of
                  the Foreign Corrupt Practices Act or any relevant Anti-Boycott provision of U.S. law.

                  (yyy) Litigation. There are no actions, suits or proceedings pending or, to M-I's or M-I Canada's knowledge, threatened against M-I, M-I Canada, any of their respective subsidiaries or the M-I Drilling Fluids Business at law or in equity, or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                  (zzz) Labor Controversies. There are no controversies, unresolved labor union grievances, unfair labor practice proceedings or labor arbitration proceedings, pending or, to M-I's or M-I Canada's knowledge, threatened, between M-I or M-I Canada and any of the employees of the M-I Drilling Fluids Business.

                  (aaaa) Patents; Trademarks. To M-I's or M-I Canada's knowledge, no patents, inventions, trademarks, trade names, brandmarks, brand names, copyrights, registrations, applications, trade secrets or confidential or proprietary information are necessary for the conduct of the M-I Drilling Fluids Business as now conducted, other than those listed in Exhibit 2.1-4. Except as described in
         Exhibit 2.1-4, M-I owns, subject to any outstanding licenses to third parties or other agreements shown in Exhibit 2.1-4, all such patents, inventions, trademarks, trade names, brandmarks, brand names, copyrights, registrations, trade secrets or confidential or proprietary information. M-I or M-I Canada is not a licensor in respect of any such patents, inventions, trademarks, trade names, brandmarks, brand names, copyrights, registrations, applications, trade secrets or confidential or proprietary information therefor, except as disclosed in Exhibit 2.1-4. No warranty or representation is made or implied with respect to the validity of any such patents, inventions, marks, copyrights, secrets, information or names or with respect to the infringement of M-I or M-I Canada of any unlicensed third-party patent; however, neither M-I nor M-I Canada has received notice of any infringement of or conflict with the asserted rights of others with respect to the use of any such rights. The royalties or other remuneration payable by M-I or M-I Canada with respect to its uses of patents and similar rights owned by others do not exceed the rates shown on Exhibit 2.1-4. M-I or M-I Canada owns or has the right and license to use all such rights necessary to carry on the full scope of the M-I Drilling Fluids Business, and all such rights and licenses are listed on the applicable Exhibits. Except as set forth in the foregoing Exhibits, neither M-I nor M-I Canada, in the conduct of the businesses of the M-I Drilling Fluids Business, has received written notice of any violation, or reasonably believes that it is in violation of any patent, patent license, trade name, trademark, brandmarks, brand names or copyrights of others. No employee of the M-I Drilling Fluids Business owns, directly or indirectly, in whole or in part, any patents, inventions, trademarks, trade names, brandmarks, brand names, copyrights, registrations, applications, trade secrets or confidential or proprietary information therefor or interest therein that the M-I Drilling Fluids Business have used, are currently using or the use of which is necessary for its business as now conducted.

                  (bbbb) Licenses; Permits; Authorizations. M-I, M-I Canada or their respective subsidiaries have all material approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether federal, state, local or foreign, required to permit the operations of the M-I Drilling Fluids Business to be conducted substantially as currently conducted.

                  (cccc) Compliance with Applicable Law. To the knowledge of M-I, M-I Canada, Smith Canada, SIAC, MIPC and Smith, the conduct of the M-I Drilling Fluids Business does not violate or infringe any domestic or foreign laws (to the extent that compliance therewith will not cause a violation of U.S. law), statutes, ordinances, rules, regulations, codes, orders, licenses, concessions or permits relating to any of the property thereof or applicable to the operations thereof including labor, zoning, civil rights and antitrust laws, and Environmental, Health and Safety Requirements. To the knowledge of M-I, M-I Canada, Smith Canada, SIAC, MIPC and Smith, the M-I Drilling Fluids Business has obtained, and is in compliance with, all permits, licenses and other authorizations that are required under federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, products, chemicals, or toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants or toxic or hazardous substances or wastes; the M-I Drilling Fluids Business is in compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental, Health and Safety Requirements or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; neither M-I nor M-I Canada is aware of, and neither of them nor any of their respective subsidiaries has received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance or continued compliance with those Environmental, Health and Safety Requirements or any regulation, code, letter issued, entered, promulgated or approved thereunder, or that may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment of any pollutant, product, chemical, or industrial, toxic or hazardous substance or waste; to the best of M-I's and M-I Canada's knowledge there is no friable asbestos nor materials containing polychlorinated biphenyls at any of the M-I Drilling Fluids Business facilities; and there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against the M-I Drilling Fluids Business relating in any way to those Environmental, Health and Safety Requirements or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (dddd) Taxes.

                       (i) Each of M-I, M-I Canada and their respective
                  subsidiaries has (A) timely (taking into account any extensions) filed in correct form all federal, state, local and non-U.S. returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or with respect to it in respect of any Taxes, (B) timely paid all Taxes that are due and payable, (C) established reserves which are included in its current balance sheet that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations through the date of such current balance sheet, and (D) complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over.

                       (ii) No Tax audits or other administrative proceedings
                  or court proceedings are pending with regard to any Taxes for which M-I, M-I Canada or any of their respective subsidiaries would be liable or for which an owner of M-I, M-I Canada or any of their respective subsidiaries would be liable as a result of such ownership and no deficiency for any such Taxes has been proposed, asserted or assessed pursuant to any such examination against M-I, M-I Canada or any of their respective subsidiaries or any owner of M-I, M-I Canada or any of their respective subsidiaries by any federal, state, local or non-U.S. taxing authority with respect to any period.

                       (iii) None of M-I, M-I Canada or any of their respective
                  subsidiaries or any owner thereof has entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any other taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which M-I, M-I Canada or any of their respective subsidiaries would be liable or for which any owner thereof would be liable as a result of such ownership or (B) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or non-U.S. Tax law, that relates to the assets or operations of M-I, M-I Canada or any of their respective subsidiaries.

                       (iv) There are no liens or security interests on any of
                  the assets of M-I, M-I Canada or any of their respective subsidiaries that arose in connection with any failure or alleged failure to pay any Tax other than for taxes which are not yet delinquent.

                       (v) None of M-I, M-I Canada or any of their respective
                  subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

                       (vi) None of M-I, M-I Canada or any of their respective
                  subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement, tax indemnity agreement or similar agreement or arrangement.

                       (vii) None of M-I's subsidiaries has been a United
                  States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                       (viii) No Stock of United States Corporation. As of
                  immediately prior to the Effective Time, none of the M-I Acquired Assets will consist of the stock of a corporation which is created or organized in the United States or under the laws of any state or of any other entity which is treated as such a corporation for federal tax purposes.

SCHLUMBERGER. Schlumberger represents and warrants to Smith, SIAC, MIPC, Smith Canada, M-I Canada and M-I, as of the date of this Agreement and as of the Effective Time, as follows:

                  (eeee) Organization and Standing. Schlumberger is a corporation duly incorporated, validly existing and in good standing under the laws of the Netherlands Antilles and has all requisite corporate power and authority to conduct or cause to be conducted its business (including its Drilling Fluids Business outside of the United States) as currently conducted and to enter into and perform its obligations under this Agreement and the applicable Charter Documents of the Venture Entities. Each subsidiary of Schlumberger that is being transferred to the Venture Entities as a part of the Schlumberger Drilling Fluids Business has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization. The execution, delivery and performance of this Agreement and the applicable Charter Documents of the Venture Entities by Schlumberger and the consummation by it of the transactions contemplated hereby, and thereby, have been duly authorized by all necessary corporate proceedings on its part. This Agreement constitutes, and upon their execution and delivery, the applicable Charter Documents of the Venture Entities will constitute, the legal, valid and binding obligations of Schlumberger or its subsidiaries enforceable against that entity in accordance with its terms except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and (ii) courts may award money damages rather than specific enforcement of contractual provisions involving matters other than or in addition to the payment of money.

                  (ffff) Consents; Compliance with Other Instruments. The execution, delivery and performance by Schlumberger of this Agreement and the applicable Charter Documents of the Venture Entities and the consummation by it of the transactions contemplated hereby and thereby: (i) will not violate (with or without the giving of notice or lapse of time or both) any provision of law, rule, regulation, order, judgment or decree applicable to Schlumberger; (ii) will not require any registration with, consent or approval of, or filing or notice to, any U.S. court, tribunal, or governmental or regulatory authority under any provision of law applicable to Schlumberger except for (A) the requirements of the Exchange Act and (B) an Investment Canada Notification filing to be made by Smith after Closing and any other similar requirements in other foreign jurisdictions; (iii) will not result in the creation of any Lien upon any of the properties, assets or business of Schlumberger; (iv) will not violate any provision of the deed of incorporation or bylaws of Schlumberger; and (v) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of (or give anyone the right to accelerate) the performance of, any obligation of Schlumberger under any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Schlumberger is a party or by which it or any of its assets or properties is bound or encumbered. To the knowledge of Schlumberger, neither it nor any third party to any indenture, mortgage, deed of trust, agreement or other instrument to which Schlumberger is a party or by which it is bound or to which it is subject is in breach, or upon execution and delivery of this Agreement would be in breach, of any of the terms, covenants, conditions or provisions thereof.

                  (gggg) Title to Schlumberger Assets. Schlumberger or one of its subsidiaries has good and indefeasible title to all of the real properties included in the Schlumberger Acquired Assets purported to be owned in fee, and good and merchantable title to all of its other properties (provided that no title warranty is made with respect to permits, rights-of-way, easements, mining claims or mining leases) to be transferred to the Venture Entities. Except as to properties upon which no warranties are given, upon the transfer of the Schlumberger Acquired Assets to the Venture Entities (or to one or more subsidiaries of the Venture Entities) pursuant to this Agreement, the Venture Entities (or such subsidiary) will obtain good and indefeasible or marketable title, as the case may be, thereto, free and clear of all Liens, other than the Schlumberger Assumed Liabilities and any encumbrances identified in the Transfer Documents. All of the Schlumberger Acquired Assets are in good working order and condition, are maintained in accordance with reasonable commercial operating practices and are adequate for the purposes for which they currently are being used or held for use, ordinary wear and tear excepted.

                  (hhhh) Financial Statements and Information. The net book value of all (i) the assets, properties and rights to be included in the Schlumberger Acquired Assets is set forth in Exhibit 2.4-1 (as may be supplemented as provided herein) as of the dates set forth therein, and (ii) the liabilities and obligations included in the Schlumberger Assumed Liabilities is set forth in Exhibit 2.4-2 (as may be supplemented as provided herein) accrued as of the dates set forth therein, except to the extent that certain assets, properties, rights, liabilities and obligations may be disposed of or discharged in accordance with the terms of this Agreement prior to the Accounting Date.

                  (iiii) Exhibits. The information set forth in the Exhibits to this Agreement furnished by Schlumberger are complete and correct in all respects and all information required to be disclosed in order to make the Exhibits not misleading has been disclosed.

                  (jjjj) Contracts. Except for contracts, agreements or commitments specifically described in Exhibit 2.4-1, neither Schlumberger nor any of its subsidiaries (insofar as any of the following may affect the Schlumberger Drilling Fluids Business, or any officer or employee of the Schlumberger Drilling Fluids Business who Schlumberger believes is not intending to resign upon consummation of the transactions contemplated hereby) is a party to or bound by any:

                       (i) employment agreement (other than salesmen's
                  commission agreements terminable at will or within one year) or "golden parachute" arrangements within the meaning of
                  Section 280G of the Code;

                       (ii) collective bargaining or union agreement;

                       (iii) bonus, stock option, incentive compensation plan,
                  non-qualified stock purchase plan or other welfare benefit plan or program;

                       (iv) consulting agreement;

                       (v) lease with respect to real property, mining lease
                  (including mining claims), facilities or equipment lease having a remaining term in excess of one year or involving annual lease payments greater than $25,000;

                       (vi) lease with respect to data processing hardware or
                  software;

                       (vii) option, contract or commitment to purchase any
                  fixed assets at a price in excess of $50,000;

                       (viii) distribution or warehousing agreements;

                       (ix) sales representation, consigned stock or
                  sponsorship agreements;

                       (x) ore purchasing, processing or sales agreements or
                  mining contractor agreements;

                       (xi) agreement with a third party for money borrowed or
                  loaned in excess of $100,000;

                       (xii) bonds, guarantees or letters of credit involving a
                  third party obligating the Schlumberger Drilling Fluids Business in excess of $25,000;

                       (xiii) license agreements, whether the Schlumberger
                  Drilling Fluids Business is a licensor or a licensee;

                       (xiv) master service agreements or blanket purchase
                  orders covering or related to the Schlumberger Drilling Fluids Business;

                       (xv) other purchase orders or vendor commitments having
                  a value in excess of $100,000 or relating to purchases to be fulfilled over a period of more than one year;

                       (xvi) other customer orders or sales contracts for
                  products and services having a value in excess of $100,000 or relating to sales to be fulfilled over a period of more than one year;

                       (xvii) non-competition agreement for the benefit of or
                  obligating the Schlumberger Drilling Fluids Business; or

                       (xviii) contract or commitment, other than the
                  foregoing, having a term of more than one year or a value in excess of $50,000 (including barter or counter-trade arrangements).

         Except as set forth in Exhibit 2.4-1, all such agreements, contracts and commitments are valid and in full force and effect as to Schlumberger or the Schlumberger Drilling Fluids Business, as the case may be; and Schlumberger and the Schlumberger Drilling Fluids Business, as the case may be, have performed all material obligations required to be performed by them to date and are not in default in any material respect thereunder.

                  (kkkk) Absence of Certain Changes or Events. Since December 31, 1998, Schlumberger (and to the extent applicable, each of its subsidiaries to be transferred hereunder) operated the Schlumberger Drilling Fluids Business in the usual, regular and ordinary manner and has not:

                       (i) incurred any obligation or liability (contingent or
                  otherwise) relating to the Schlumberger Drilling Fluids Business except normal trade or business obligations incurred in the ordinary course of business;

                       (ii) mortgaged, pledged or subjected to any Lien any of
                  the properties or assets (whether tangible or intangible) relating to the Schlumberger Drilling Fluids Business;

                       (iii) sold, assigned, transferred, conveyed, leased or
                  otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any of the assets or properties of the Schlumberger Drilling Fluids Business, except for a fair consideration in the ordinary course of business;

                       (iv) acquired or leased (other than by a renewal of an
                  existing lease in the ordinary course of business) any assets or property relating to the Schlumberger Drilling Fluids Business otherwise than in the ordinary course of business;

                       (v) waived or released any rights relating to the
                  Schlumberger Drilling Fluids Business otherwise than in the ordinary course of business;

                       (vi) transferred or granted any proprietary rights
                  relating to the Schlumberger Drilling Fluids Business under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, brandmarks, brand names or copyrights, or with respect to any know-how;

                       (vii) made any material change or amendment to any
                  contractual obligation or made or granted any general wage or salary increase or entered into any employment contract with any officer or employee that it employs in the Schlumberger Drilling Fluids Business involving an annual base rate of compensation in excess of $100,000 or a period of employment of more than 30 days;

                       (viii) made any material change or amendment to any
                  contractual obligation or entered into any transaction, contract or commitment (other than this Agreement) relating to the Schlumberger Drilling Fluids Business, other than in the ordinary course of business;

                       (ix) made capital expenditures relating to the
                  Schlumberger Drilling Fluids Business or entered into any commitment therefor that, in the aggregate, exceed $5,000,000;

                       (x) suffered any adverse change in the operations,
                  revenues, earnings, assets, liabilities, properties, business or condition, financial or otherwise, of the Schlumberger Drilling Fluids Business; provided, however, that losses from operations in the ordinary course of business of the Schlumberger Drilling Fluids Business in amounts similar to prior months shall not be considered an adverse change;

                       (xi) lost any supplier or suppliers;

                       (xii) introduced any material change with respect to the
                  operation of the Schlumberger Drilling Fluids Business or permitted the Schlumberger Acquired Assets to be maintained other than in accordance with customary standards; or

                       (xiii) been charged with or advised of any violation of
                  the Foreign Corrupt Practices Act or any relevant Anti-Boycott provision of U.S. law.

                  (llll) Litigation. There are no actions, suits or proceedings pending or, to Schlumberger's knowledge, threatened against the Schlumberger Drilling Fluids Business at law or in equity, or before or by any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                  (mmmm) Labor Controversies. There are no controversies, unresolved labor union grievances, unfair labor practice proceedings or labor arbitration proceedings, pending or, to Schlumberger's knowledge, threatened, between Schlumberger and any of the employees of the Schlumberger Drilling Fluids Business.

                  (nnnn) Patents; Trademarks. To Schlumberger's knowledge, no patents, inventions, trademarks, trade names, brandmarks, brand names, copyrights, registrations, applications, trade secrets or confidential or proprietary information are necessary for the conduct of the Schlumberger Drilling Fluids Business as now conducted, other than those listed in Exhibit 2.4-1. Except as described in Exhibit 2.4-1, Schlumberger owns, subject to any outstanding licenses to third parties or other agreements shown on Exhibit 2.4-1, all such patents, inventions, trademarks, trade names, brandmarks, brand names, copyrights, registrations, trade secrets or confidential or proprietary information. Schlumberger is not a licensor in respect of any such patents, inventions, trademarks, trade names, brandmarks, brand names, copyrights, registrations, applications, trade secrets or confidential or proprietary information therefor except as disclosed in Exhibit 2.4-1. No warranty or representation is made or implied with respect to the validity of any such patents, inventions, marks, copyrights, secret information, or names or with respect to the infringement of Schlumberger of any unlicensed third party patent; however, Schlumberger has not received notice of any infringement of or conflict with the asserted rights of others with respect to the use of any such rights. The royalties or other remuneration payable by Schlumberger with respect to its uses of patents and similar rights owned by others do not exceed the rates shown on Exhibit 2.4-1. Schlumberger owns or has the right and license to use all such rights necessary to carry on the full scope of the Schlumberger Drilling Fluids Business, and all such rights and licenses are listed on the applicable Exhibits. Except as set forth in the foregoing Exhibits, Schlumberger, in the conduct of the businesses of the Schlumberger Drilling Fluids Business, has not received written notice of any violation, and does not reasonably believe that it is in violation of any patent, patent license, trade name, trademark, brandmarks, brand names or copyrights of others. No employee of the Schlumberger Drilling Fluids Business owns, directly or indirectly, in whole or in part, any patents, inventions, trademarks, trade names, brandmarks, brand names, copyrights, registrations, or applications, trade secrets or confidential or proprietary information therefor or interest therein that the Schlumberger Drilling Fluids Business have used, are currently using or the use of which is necessary for its business as now conducted.

                  (oooo) Licenses; Permits; Authorizations. Schlumberger has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether federal, state, local or foreign, required to permit the operations of the Schlumberger Drilling Fluids Business to be conducted.

                  (pppp) Compliance with Applicable Law. To the knowledge of Schlumberger, the conduct of the Schlumberger Drilling Fluids Business does not violate or infringe any domestic or foreign laws (to the extent that compliance therewith will not cause a violation of U.S.
         law), statutes, ordinances, rules, regulations, codes, orders, licenses, concessions or permits relating to any of the property thereof or applicable to the operations thereof including labor, zoning, civil rights and antitrust laws, and Environmental, Health and Safety Requirements. To the knowledge of Schlumberger, the Schlumberger Drilling Fluids Business has obtained, and is in compliance with, all permits, licenses and other authorizations that are required under federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, products, chemicals, or toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants or toxic or hazardous substances or wastes; the Schlumberger Drilling Fluids Business is in compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental, Health and Safety Requirements or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; Schlumberger is not aware of, nor has it or any of its subsidiaries received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance or continued compliance with those Environmental, Health and Safety Requirements or any regulation, code, letter issued, entered, promulgated or approved thereunder, or that may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment of any pollutant, product, chemical, or industrial, toxic or hazardous substance or waste; to the best of Schlumberger's knowledge, there is no friable asbestos nor materials containing polychlorinated biphenyls at any of the facilities of the Schlumberger Drilling Fluids Business; and there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Schlumberger Drilling Fluids Business relating in any way to those Environmental, Health and Safety Requirements or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (qqqq) Title to Schlumberger MI. Schlumberger indirectly owns all of the issued and outstanding capital stock of Schlumberger MI free and clear of any Liens, options, warrants, purchase rights, contracts, commitments, claims or demands.

                  (rrrr) No Stock of United States Corporation. As of immediately prior to the Effective Time, none of the Schlumberger Acquired Assets will consist of the stock of a corporation which is created or organized in the United States or under the laws of any state or of any other entity which is treated as such a corporation for federal tax purposes.


SCHLUMBERGER MI. Schlumberger MI represents and warrants to Smith, SIAC, MIPC, Smith Canada, M-I Canada and M-I, as of the date of this Agreement and as of the Effective Time, as follows:

                  (ssss) Organization and Standing. Schlumberger MI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct or cause to be conducted its businesses as currently conducted and to enter into and perform its obligations under this Agreement and the Charter Documents of USNewco. The execution and delivery of this Agreement by the undersigned officers on behalf of Schlumberger MI, and the performance of this Agreement, the Charter Documents of USNewco, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate proceedings on Schlumberger MI's part. This Agreement constitutes, and upon Schlumberger MI's execution and delivery, the Charter Documents of USNewco will constitute, the legal, valid and binding obligations of Schlumberger MI, enforceable against Schlumberger MI in accordance with their terms except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and (ii) courts may award money damages rather than specific enforcement of contractual provisions involving matters other than or in addition to the payment of money.

                  (tttt) Consents; Compliance with Other Instruments. The execution, delivery and performance by Schlumberger MI of this Agreement and the Charter Documents of USNewco, and the consummation by Schlumberger MI of the transactions contemplated hereby and thereby: (i) will not violate (with or without the giving of notice or lapse of time or both) any provision of law, rule, regulation, order, judgment or decree applicable to Schlumberger MI; (ii) will not require any registration with, consent or approval of, or filing or notice to, any U.S. court, tribunal, or governmental or regulatory authority under any provision of law applicable to Schlumberger MI except for (A) the requirements of the Exchange Act and (B) an Investment Canada Notification filing to be made by Smith after Closing and any other similar requirements in other foreign jurisdictions; (iii) will not result in the creation of a Lien upon any of the properties, assets or business of Schlumberger MI or any of the Venture Entities; (iv) will not violate any provision of the certificate of incorporation or bylaws of Schlumberger MI; and (v) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of (or give anyone the right to accelerate) the performance of, any obligation of Schlumberger MI under any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Schlumberger MI is a party or by which Schlumberger MI or any of its assets or properties is bound or encumbered. To the knowledge of Schlumberger MI, neither it nor any third party to any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it is bound or to which it is subject is in breach, or upon execution and delivery of this Agreement would be in breach, of any of the terms, covenants, conditions or provisions thereof, which breach could adversely affect the Schlumberger Acquired Assets.

                  (uuuu) No Stock of United States Corporation. As of immediately prior to the Effective Time, none of the Schlumberger Acquired Assets will consist of the stock of a corporation which is created or organized in the United States or under the laws of any state or of any other entity which is treated as such a corporation for federal tax purposes.

                                                LIABILITIES AND INDEMNIFICATION.

         Smith, SIAC, MIPC, M-I and Schlumberger agree as follows:

VENTURE ENTITY INDEMNIFICATION. Except as provided in Sections 6.2 and 6.3, each Venture Entity shall, and Smith and Schlumberger hereby agree to cause each Venture Entity to, indemnify, defend and hold harmless each of Smith, SIAC, MIPC, Smith Canada and M-I Canada on the one hand, and Schlumberger and its subsidiaries, on the other, against and in respect of any Damages with respect to any actions, suits, proceedings, demands, assessments, claims and judgments arising out of any breach or default in performance by the Venture Entities of any of the obligations that are to be performed or assumed by them under this Agreement or pursuant to their Charter Documents and any and all claims for injury (including death), property or other damage, direct, indirect or consequential, resulting from or connected with (a) occurrences or exposure after the Accounting Date in regard to products or services, (b) any failure by a Venture Entity to duly pay, perform or discharge the Schlumberger Assumed Liabilities or the M-I Assumed Liabilities or (c) any other aspect of the Venture Entities' ownership, use or operation of their respective assets and businesses. Smith or Schlumberger, as the case may be, shall give written notice to the applicable Venture Entity within 30 days of discovery by either of them of any matters that may give rise to a claim for indemnification from a Venture Entity under this Agreement, and Smith and Schlumberger shall cooperate with that Venture Entity in any investigation by that Venture Entity of such matters. This indemnification is in addition to the other indemnifications provided for in this Agreement or the Charter Documents of the Venture Entities.

SMITH INDEMNIFICATION.

                  (vvvv) Smith shall be liable for, and hereby agrees to indemnify and hold each Venture Entity and Schlumberger, as the case may be, harmless against, any Damages with respect to any actions, suits, proceedings, demands, assessments, claims and judgments arising out of:

                       (i) any breach of or inaccuracy in any of the
                  representations or warranties made in this Agreement by Smith, SIAC, MIPC, Smith Canada, M-I Canada, or M-I as of the date of this Agreement or as of the Effective Time;

                       (ii) any breach or default in performance of any of the
                  obligations that are to be performed by Smith, SIAC, MIPC, Smith Canada, M-I Canada or M-I under this Agreement or by any Venture Entity under this Agreement prior to the Effective Time;

                       (iii) any claims against a Venture Entity, as the
                  successor to the M-I Acquired Assets, relating to any period prior to the Accounting Date, the liability or obligation for which is not expressly assumed by that Venture Entity pursuant to this Agreement;

                       (iv) any liability in excess of the amount, if any,
                  accrued at the Accounting Date on the Closing Statement of M-I;

                       (v) failure to collect the full amount of any of the
                  accounts receivable set forth in Exhibit 6.2(a)(v) to the disclosure letter of Smith by the date set forth on such Exhibit;

                       (vi) or relating to any of the actions, suits or
                  proceedings described in Exhibit 6.2(a)(vi) to the disclosure letter of Smith in excess of any accruals therefor on the Closing Statement of M-I; or

                       (vii) any of the matters disclosed in Exhibit
                  6.2(a)(vii) to the disclosure letter of Smith.

                  (wwww) In addition to those items specifically identified in a disclosure letter to be provided on the Closing Date, which items Smith shall be liable for, Smith hereby agrees to indemnify and hold each of the Venture Entities, M-I, Schlumberger and each of their respective subsidiaries, as the case may be, harmless against, any Damages with respect to any obligations, violations, actions, suits, proceedings, demands, assessments, cleanups, claims and judgments relating thereto. Smith shall also be liable for, and hereby agrees to indemnify and hold each Venture Entity and Schlumberger and each of their respective subsidiaries, as the case may be, harmless against, any Damages with respect to any obligations, violations, actions, suits, proceedings, demands, assessments, cleanups, claims and judgments, pursuant to or in connection with the application of any Environmental, Health and Safety Requirements (excluding those relating solely to health and safety, such as OSHA and any other U.S. or non-U.S., national, federal, state or local laws, ordinances, rules, regulations or publications relating to health and safety, the indemnification obligation for which is described in and limited by
         Section 6.2(a)(i)) or to the condition of M-I or any Venture Entity in case of acts or omissions occurring at, or relating back to, any time prior to the Accounting Date, specifically including acts or omissions with respect to the on-site or off-site handling or disposal of any products, chemicals, wastes and waste waters, or threatened damage to the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) at any on-site or off-site location, occurring or alleged to have been caused, in whole or in part, by the transportation, treatment, storage, or disposal of any pollutant or toxic or hazardous substance or waste handled, generated or produced in connection with the business of M-I or any Venture Entity (collectively referred to as the "M-I/Venture Entity Environmental Liabilities"). This indemnification obligation shall apply irrespective of whether the Environmental Liabilities subject to this provision are known or unknown as of the Accounting Date.

                  (xxxx) Schlumberger or the applicable Venture Entity, as the case may be, shall give written notice to Smith within 60 days of discovery by any of them of any matters that may give rise to a claim for indemnification from Smith under this Agreement, and Schlumberger, M-I and the Venture Entities shall cooperate with Smith in any investigation by Smith of such matters.

                  (yyyy) This indemnification is in addition to the other indemnifications provided for in this Agreement or the Charter Documents of the Venture Entities.

SCHLUMBERGER INDEMNIFICATION.

                  (zzzz) Schlumberger shall be liable for, and hereby agrees to indemnify and hold each Venture Entity and Smith, SIAC, MIPC, M-I Canada, Smith Canada, as the case may be, harmless against, any Damages with respect to any actions, suits, proceedings, demands, assessments, claim and judgments arising out of:

                       (i) any breach of or inaccuracy in any of the
                  representations or warranties made by Schlumberger or Schlumberger MI in this Agreement as of the date of this Agreement or as of the Effective Time;

                       (ii) any breach or default in performance by
                  Schlumberger of any of the obligations that are to be performed by Schlumberger under this Agreement;

                       (iii) any claims against a Venture Entity, as the
                  successor to the Schlumberger Drilling Fluids Business, relating to any period prior to the Accounting Date, the liability or obligation for which is not expressly assumed by that Venture Entity pursuant to this Agreement;

                       (iv) with respect to any subsidiary or affiliate of
                  Schlumberger, the stock or other equity interest of which is to be transferred to a Venture Entity, which subsidiaries and affiliates are specified on the Exhibits to Section 2.4 (the "Schlumberger Transferred Subsidiaries"), any liability in excess of the amount, if any, accrued at the Accounting Date balance sheet of such Schlumberger Transferred Subsidiary utilized in the preparation of the Closing Statements; provided, however, that the foregoing indemnification shall not apply to any liability for Warranty and Warranty Service; or

                       (v) any of the matters disclosed in Exhibit 6.3(a)(v) of
                  the disclosure letter of Schlumberger.

                  (aaaaa) In addition to those items specifically identified in a disclosure letter to be provided on the Closing Date, which items Schlumberger shall be liable for, Schlumberger hereby agrees to indemnify and hold each of the Venture Entities and

         Smith, and each of their respective subsidiaries, as the case may be, harmless against, any Damages with respect to any obligations, violations, actions, suits, proceedings, demands, assessments, cleanups, claims and judgments relating thereto. Schlumberger shall also be liable for, and hereby agrees to indemnify and hold each Venture Entity and Smith, and each of their respective subsidiaries, as the case may be, harmless against, any Damages with respect to any obligations, violations, actions, suits, proceedings, demands, assessments, cleanups, claims and judgments, pursuant to or in connection with the application of any Environmental, Health and Safety Requirements (excluding those relating solely to health and safety, such as OSHA and any other U.S. or non-U.S., national, federal, state or local laws, ordinances, rules, regulations or publications relating to health and safety, the indemnification obligation for which is described in and limited by Section 6.3(a)(i)) or to the condition of the Schlumberger Drilling Fluids Business in case of acts or omissions occurring at, or relating back to, any time prior to the Accounting Date, specifically including acts or omissions with respect to the on-site or off-site handling or disposal of any products, chemicals, wastes and waste waters, or threatened damage to the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) at any on-site or off-site location, occurring or alleged to have been caused, in whole or in part, by the transportation, treatment, storage, or disposal of any pollutant or toxic, or hazardous substance or waste handled, generated or produced in connection with the business of the Schlumberger Drilling Fluids Business (collectively referred to as the "Schlumberger Environmental Liabilities"). This indemnification obligation shall apply irrespective of whether the Environmental Liabilities subject to this provision are known or unknown as of the Accounting Date.

                  (bbbbb) Smith or the applicable Venture Entity, as the case may be, shall give written notice to Schlumberger within 60 days of discovery by any of them of any matters that may give rise to a claim for indemnification from Schlumberger under this Agreement, and Smith, M-I and the applicable Venture Entity shall cooperate with Schlumberger in any investigation by Schlumberger of such matters.

                  (ccccc) This indemnification is in addition to the other indemnifications provided for in this Agreement or the Charter Documents of the Venture Entities.

PRODUCT LIABILITIES.

                  (ddddd) Schlumberger shall remain liable (so far as Smith, SIAC, MIPC, Smith Canada, M-I and the Venture Entities are concerned) for any Damages that arise out of or are based upon strict liability, negligence, or any express or implied representation, or agreement made by Schlumberger or a Schlumberger affiliated entity or claimed to have been made by Schlumberger or a Schlumberger affiliated entity or imposed or asserted to be imposed by operation of law, in connection with any occurrence or exposure prior to the Accounting Date relating to a Schlumberger product (the foregoing being referred to herein as a "Schlumberger Product Liability Claim"), and Schlumberger shall indemnify and hold harmless Smith, SIAC, MIPC, Smith Canada, M-I and each of the Venture Entities from and against any Damages resulting from any Schlumberger Product Liability Claim.

                  (eeeee) Smith shall remain liable (so far as Schlumberger, M-I and the Venture Entities are concerned) for any Damages that arise out of or are based upon strict liability, negligence, or any express or implied representation, or agreement made by Smith or a Smith affiliated entity, or claimed to have been made by Smith or a Smith affiliated entity or imposed or asserted to be imposed by operation of law, in connection with any occurrence or exposure prior to the Accounting Date relating to a M-I or Venture Entity product (the foregoing being referred to herein as a "M-I/Venture Entity Product Liability Claim"), and Smith shall indemnify and hold harmless the other parties and each of the Venture Entities from and against any Damages resulting from any M-I/Venture Entity Product Liability Claim.

PARTNER CROSS-INDEMNITIES.

                  (fffff) Except as provided in the Charter Documents of the Venture Entities, or as otherwise expressly provided herein, Smith shall and hereby agrees to indemnify and hold harmless Schlumberger and its subsidiaries from and against any and all Damages arising out of an action, suit, proceeding, demand, assessment, claim, judgment, or other liability or obligation of any Venture Entity to the extent that the Damages suffered by Schlumberger and its subsidiaries are in excess of Schlumberger's Percentage Interest.

                  (ggggg) Except as provided in the Charter Documents of the Venture Entities, or as otherwise expressly provided herein, Schlumberger shall and hereby agrees to indemnify and hold harmless Smith and its subsidiaries from and against any and all Damages arising out of an action, suit, proceeding, demand, assessment, claim, judgment, or other liability or obligation of any Venture Entity to the extent that the Damages suffered by Smith and its subsidiaries are in excess of Smith's Percentage Interest.

SETTLEMENT OF INDEMNITIES.

                  (hhhhh) Except for the obligations of the parties hereto under Sections 6.2(a)(v), 6.2(a)(vi), 6.2(a)(vii), 6.3(a)(v), 6.2(b),
         6.3(b), 6.4 and 6.5, the obligation of each of Smith and Schlumberger to indemnify the other, and the Venture Entities hereunder shall not become effective unless and until the Damages covered hereby and due to that other party aggregate $5,000,000, in which event such obligations shall only apply to amounts in excess of that initial $5,000,000; provided, however, that Damages incurred that do not exceed $5,000, whether incurred as a result of a single incident or a series of related incidents, shall not be included in the calculation of Damages for purposes of determining whether an indemnification obligation exists. The limitation contained in this Section 6.6 shall be applicable to health and safety matters which are subject to the indemnification obligations and limitations set forth in Sections 6.2(a)(i) and 6.3(a)(i). In addition, the limitation contained in this
         Section 6.6 shall not be
         applicable to the payment obligations contained in Section 3.10 or any assumption of the Assumed Liabilities.

                  (iiiii) If any party or any Venture Entity (the "Indemnified Party") discovers any fact upon which the Indemnified Party intends to base a claim for indemnification hereunder, the Indemnified Party shall give written notice of the claim to the party (or the Venture Entity) from which indemnification is sought (the "Indemnifying Party") and if the claim is not resolved to the Indemnified Party's satisfaction, the Indemnified Party may commence a claim in accordance with the dispute resolution procedures set forth in Section 9.9.

                  (jjjjj) If any claim or assertion of liability is made or asserted by a third party against the Indemnified Party based on any liability or assertion of a right that, if established, would constitute a breach of any of the representations, warranties, covenants or agreements of any other party or any Venture Entity, in respect of which indemnification has been provided for hereunder, the Indemnified Party shall, with reasonable promptness, but in no case more than 60 days, give to the Indemnifying Party written notice of such claim or assertion of liability and request the Indemnifying Party to defend same. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party might have to the Indemnified Party, except to the extent that such failure materially prejudices the Indemnifying Party's position. The Indemnifying Party shall have the right to defend against such liability or assertion, in which event the Indemnifying Party shall give written notice to the Indemnified Party of acceptance of the defense of such claim and the identity of counsel selected by the Indemnifying Party. Except as set forth below, such notice to the Indemnified Party shall give the Indemnifying Party full authority to defend, adjust, compromise or settle, without expense to the Indemnified Party, such action, suit, proceeding or demand of which such notice shall have been given in the name of the Indemnified Party or otherwise as the Indemnifying Party shall elect. The Indemnifying Party shall consult with the Indemnified Party prior to any such compromise or settlement, and the Indemnified Party shall have the right to refuse such compromise or settlement and, at its cost, to take over such defense; provided, however, in such event, the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify the Indemnified Party against, any cost and liability in excess of such compromise or settlement. With respect to any defense accepted by the Indemnifying Party, the Indemnified Party shall be entitled to participate with the Indemnifying Party in such defense and also shall be entitled to employ separate counsel for such defense at its expense. In the event the Indemnifying Party does not accept the defense of any indemnified claim as provided above, the Indemnified Party shall have the right to employ counsel for such defense at the expense of the Indemnifying Party, and to, in good faith with due regard to the interests of the Indemnifying Party, control all decisions regarding the handling of the defense without the consent of the Indemnifying Party, but shall not have the right to compromise or settle any such action or consent to the entry of any judgment with respect to such action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability and obligations arising out of such action. Each of Smith, SIAC, MIPC, Smith Canada, M-I and Schlumberger agrees to cooperate, and agrees to cause each Venture Entity to cooperate, with Smith, Schlumberger, SIAC, MIPC, Smith Canada, M-I or a Venture Entity, as the case may be, in the defense of any actions brought by third parties and the relevant records of each party shall be available to the other parties with respect to any such defense. None of Smith, Schlumberger, SIAC, MIPC, Smith Canada, M-I or any Venture Entity will provide assistance to the party asserting the claim unless such assistance is required by law.

                  (kkkkk) Each of the parties and each Venture Entity shall have a duty to take reasonable steps to mitigate its damages to the fullest extent possible, including diligently pursuing any possible
         (i) insurance coverage that the parties or a Venture Entity may have relating to the cause or effect of the damages and (ii) indemnification, counterclaim or other action against third parties under any contract or other obligation relating to the cause or effect of the damages, including the indemnification or other obligations of Halliburton under that certain Organization Agreement between Halliburton and Dresser dated December 1, 1986, that certain Partnership Agreement between Halliburton and Dresser dated December 1, 1986, as amended, that certain Owners Agreement among Halliburton, MIHC, Inc., Smith, SIAC and the predecessor limited partnership to M-I dated February 28, 1994, that certain limited liability company agreement of M-I dated March 10, 1994, as amended, and that certain Purchase and Sale Agreement dated August 20, 1998 among Halliburton, MIHC, Inc., Smith, SIAC, MIPC and M-I. To the extent total damages are reduced due to the receipt of an offsetting payment from a third party under an indemnification obligation, a counterclaim against that third party or otherwise, the parties shall share that payment pro rata based on their Percentage Interests. For example, if damages of $100,000 are incurred that would otherwise be the liability of Smith ($60,000) and Schlumberger ($40,000) and Smith receives the entire $100,000 from Halliburton based on a previous indemnity, Smith would be obligated to apply $40,000 of that payment to Schlumberger's portion of the damages.

LIMITATION ON LIABILITY. No party or Venture Entity shall be required to indemnify or pay damages to any other party or Venture Entity in connection with this Agreement arising from indirect, consequential, special, exemplary or punitive damages except for indirect, consequential, special, exemplary or punitive damages actually paid to any third party by the Indemnified Party seeking indemnification hereunder.

                                                CONDITIONS PRECEDENT TO CLOSING

CONDITIONS TO EACH PARTY'S CLOSING OBLIGATION.  Intentionally omitted.

CONDITIONS TO THE CLOSING OBLIGATION OF SCHLUMBERGER.  Intentionally omitted.

CONDITIONS TO THE CLOSING OBLIGATION OF SMITH.  Intentionally omitted.

                               TERMINATION, AMENDMENT, WAIVER AND MODIFICATION.

TERMINATION.  Intentionally omitted.

EFFECT OF TERMINATION.  Intentionally omitted.

AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by or on behalf of Smith, Schlumberger and each of the other parties affected thereby other than STC.

EXTENSION/WAIVER. At any time, a party solely with respect to itself, may: (a) with respect to obligations owed to it or the performance of other acts for its benefit, extend the time for the performance of such obligations or such other acts to be performed hereunder by another party; (b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the conditions to the obligations of a party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No such waiver shall be operative as a waiver of any other or subsequent requirement of this Agreement.

                                                            GENERAL PROVISIONS.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN INDEMNIFICATION OBLIGATIONS.

                  (lllll) Each of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of three years following the Effective Time; provided, however, that the foregoing three-year survival period shall not apply to or serve to limit (i) warranties of title, which shall extend according to their terms; (ii) claims of which a party has given another party against which it is seeking reimbursement for such claims specific written notice within said three-year period; (iii) any claim resulting from the assessment of taxes for any period prior to or including the Accounting Date, the indemnification for which shall extend for the period of the statute of limitations applicable to such tax claims; or (iv) any claims for Schlumberger Environmental Liabilities or M-I/Venture Entity Environmental Liabilities including those based upon the application or alleged violation of any Environmental, Health and Safety Requirements (excluding those related solely to health and safety, such as OSHA and any other U.S. or non-U.S., national, federal, state or local laws, ordinances, rules, regulations or publications relating to health and safety, which claims shall expire at the end of the three-year period described above), the generation, transportation, handling, storage, or disposal of any hazardous, toxic or harmful material, product, chemical, substance or waste, or violation of any local, state, or federal, national, U.S. or non-U.S. law, statute, or ordinance relating to the generation, transportation, handling, storage, or disposal of said materials or substances, and based upon any activities, action, or inaction of a party either on or off property owned, leased or occupied by such party and occurring prior to the Accounting Date, which shall extend for the period of ten years following the Accounting Date; provided, however, that bona fide, good faith claims of which a party has given specific written notice within such ten-year period seeking (x) reimbursement or indemnification for such claims or (y) action to clean up, remediate any specific items identified in writing in the notice or otherwise respond to issues raised by any applicable regulatory agency or third party (other than a party hereto or employees of a party hereto) relating to matters described in this clause (iv), shall survive until such claim is settled or such clean up, remediation or other matters of concern are concluded to the mutual reasonable satisfaction of the affected parties.

                  (mmmmm) The indemnification obligations described in Section 6.2(b) and Section 6.3(b) shall survive for a period of ten years; provided, however, that claims of which a party has given a bona fide, good faith, specific written notice within such ten-year period seeking (i) reimbursement or indemnification for such claims or (ii) action to clean up, remediate any specific items identified in writing in the notice or otherwise respond to issues raised by any applicable regulatory agency or third party (other than a party hereto or employees of a party hereto) relating to matters described in Section 6.2(b) or Section 6.3(b), as applicable, shall survive until such claim is settled or such clean up, remediation or other matters of concern are concluded to the mutual reasonable satisfaction of the affected parties.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein.

ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, and it is not intended to confer upon any other Person any rights or remedies hereunder, except that each of the Venture Entities shall be considered to be a third-party beneficiary of the provisions of this Agreement set forth in Articles 4 and 5 and Section 9.6. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by any of the parties without the prior written consent of the other parties, except that Smith, SIAC, Smith Canada or Schlumberger may at any time assign any or all of its rights or obligations hereunder to one of its wholly owned subsidiaries (but no such assignment shall relieve Smith, SIAC, Smith Canada or Schlumberger, as the case may be, of any of its obligations under this Agreement).

COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

NOTICES. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, by reputable overnight delivery service that requires a signature on delivery or sent by facsimile machine with telephonic confirmation of receipt to the Persons identified below, or three days after mailing in the U.S. Mail if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

                  (nnnnn) if to Smith:

                        Smith International, Inc.
                        16740 Hardy Street
                        Houston, Texas 77032
                        Facsimile: 281.233.5996
                        Attn.: General Counsel

                  (ooooo) if to SIAC:

                        Smith International Acquisition Corp.
                        16740 Hardy Street
                        Houston, Texas 77032
                        Facsimile: 281.233.5996
                        Attn.: General Counsel

                  (ppppp) if to MIPC:

                        M-I Purchase Corporation
                        16740 Hardy Street
                        Houston, Texas 77032
                        Facsimile: 281.233.5996
                        Attn.: General Counsel

                  (qqqqq) if to M-I:

                        M-I L.L.C.
                        1201 Louisiana, 9th Floor
                        Houston, Texas 77002
                        Facsimile: 713.308.9503
                        Attn.: General Counsel

                  (rrrrr) if to Smith Canada:

                        Smith International Canada Ltd.
                        Lancaster Building
                        800, 304 - 8th Avenue S.W.
                        Calgary, Alberta
                        T2P 1C2 Canada
                        Facsimile: 403.265.9877
                        Attn: General Counsel

                  (sssss) if to M-I Canada:

                        M-I Drilling Fluids Canada, Inc.
                        Lancaster Building
                        800, 304 - 8th Avenue S.W.
                        Calgary, Alberta
                        T2P 1C2 Canada
                        Facsimile: 403.290.5323
                        Attn: General Counsel

                  (ttttt) if to Schlumberger:

                        Schlumberger Limited
                        c/o Schlumberger Oilfield Services
                        900 Threadneedle, Suite 800
                        Houston, Texas 77079
                        Facsimile: 281.285.8522
                        Attn.: General Counsel

         Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.5. When the Venture Entities are formed, M-I shall give the other parties notice of each Venture Entity's address for notice purposes. Likewise, when the subsidiaries of Schlumberger described in Exhibit 2.3 are formed, Schlumberger shall give similar notice.


COMPETITION AND CONFIDENTIALITY.

                  (uuuuu) Each party agrees that so long as it or its affiliate continues to be a member in any of the Venture Entities and for a period of one year thereafter, it will not directly or indirectly engage or invest in any business in the Drilling Fluids Business in direct competition with the business of any of the Venture Entities as conducted immediately following the Closing. It is understood and agreed that (i) a party shall not be deemed to be in default with respect to the foregoing covenants as a result of any investment it may make in not more than five percent of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Exchange Act, (ii) the provisions of this Section 9.6(a) shall not apply to any business activities of any party, or any of their respective subsidiaries, actually being conducted as of the date hereof, other than the Schlumberger Drilling Fluids Business and the M-I Drilling Fluids Business, (iii) this
         Section 9.6(a) shall not be construed to prohibit a party, directly or through any subsidiary, from hereafter acquiring and continuing to own and operate any entity that has operations in the Drilling Fluids Business that compete with the business of any of the Venture Entities as conducted immediately following the Closing if none of the principal operations of such entity so compete, (iv) the provisions of this Section 9.6(a) shall not be construed to prohibit any party, directly or through any subsidiary, from selling inventory or other assets currently owned by a subsidiary or affiliate, and (v) the provisions of this Section 9.6(a) shall not apply for a period of six months after the Closing Date to the ownership and operation by Schlumberger of its Drilling Fluids Business in the United States while that business is winding down. For purposes of this Section 9.6(a), "principal operation" shall mean an operation or line of business of an entity that contributes more than fifteen percent of such entity's revenues. In the event that either party acquires an entity that has operations competing directly with any of the Venture Entities, the parties agree to, and to cause the Venture Entities to, attempt to negotiate mutually agreeable terms upon which such operations could be transferred to a Venture Entity.

                  (vvvvv) In the event that the covenants contained in Section 9.6(a) are more restrictive than permitted by law, the parties agree that the covenants contained in Section 9.6(a) shall be enforceable and enforced to the extent permitted by law.

                  (wwwww) No party shall disclose or use to compete with any other party any confidential information obtained from such other party pursuant to this Agreement or any document delivered in connection herewith or with the transactions contemplated hereby, except as such use or disclosure may be required in the course of performance hereof and such disclosure as may be required by law. After the Closing, the parties hereto shall not (except at the request of any of the Venture Entities) use or disclose to any third party any of the technical, financial, operational or marketing information of any of the Venture Entities, the Schlumberger Drilling Fluids Business or the M-I Drilling Fluids Business except after and to the extent such information is or becomes generally available to the public through no fault of the parties or as may be necessary in connection with the remaining or future business(es) of the parties (subject to the provisions of Section 9.6(a)) or as may be required by law. The parties shall take all reasonable efforts to cause their respective directors, officers, employees and agents to observe the provisions of this Section 9.6.

                  (xxxxx) Each party acknowledges and agrees that the remedy at law for any breach of the requirements of this Section 9.6 would be inadequate, and agrees and consents that, without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Section 9.6.

LITIGATION AND CLAIM SUPPORT. If so requested by a party, whether in connection with the matters set forth in Article 6 or otherwise, each of the Venture Entities shall cooperate, and shall cause their respective employees to cooperate, with such party and its affiliates and their counsel in defending or prosecuting any litigation or claim brought by such party against any third party or by any third party against such party and relating to the business or properties of any of the Venture Entities. Cooperation shall include causing the employees of the Venture Entities to furnish documents, testify as witnesses, appear for depositions and take other similar actions as a party or affiliate thereof may reasonably request.

ENFORCEMENT. Each of the parties agrees that it shall take no action to prevent any of the Venture Entities from seeking to enforce any of the obligations of any of the other parties, as the case may be, under this Agreement or to obtain damages as a result of any breach thereof. Each of the parties agrees that it shall not withhold its consent, and shall cause its representatives on the board of directors, management committee or other governing body of any of the Venture Entities, not to withhold their consent, to any of the Venture Entities taking any such action against it.

MEDIATION-ARBITRATION. If a dispute arises from or relates to this Agreement or the breach thereof and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding any other provision of this Agreement or this Section 9.9 to the contrary, no party shall be precluded from seeking injunctive relief or a temporary restraining order prior to implementing procedures for mediation or arbitration hereunder provided that such party determines in the good further exercise of its best judgment that it will suffer irreparable harm or injury by any delay caused by mediation or arbitration proceedings.

ENTIRE AGREEMENT. This Agreement, together with each of the Exhibits and disclosure letters hereto, constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and thereby and supersedes all prior agreements and understandings among the parties.

CONSENTS AND APPROVAL. In the case of any consent or approval required or contemplated hereby, no party hereto shall unreasonably withhold consent or approval.

OBLIGATIONS OF SCHLUMBERGER. Whenever this Agreement requires Schlumberger to take any action, such requirement shall be deemed to be a requirement of the applicable subsidiary or subsidiaries of Schlumberger listed in Section 2.3 which hold the interests in the Venture Entity or Venture Entities in the country in which the action is required to be taken and a guarantee of such performance by Schlumberger.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.


                                       SMITH INTERNATIONAL, INC.



                                       By: /s/ Neal S. Sutton
                                           -------------------------------------
                                           Neal S. Sutton
                                           Senior Vice President-Administration


                                       SMITH INTERNATIONAL ACQUISITION CORP.



                                       By: /s/ Neal S. Sutton
                                           -------------------------------------
                                           Neal S. Sutton
                                           Vice President


                                       M-I PURCHASE CORPORATION



                                       By: /s/ Neal S. Sutton
                                           -------------------------------------
                                           Neal S. Sutton
                                           Vice President


                                       M-I L.L.C.



                                       By: /s/ Loren K. Carroll
                                           -------------------------------------
                                           Loren K. Carroll
                                           President and Chief Executive Officer


                                       SMITH INTERNATIONAL CANADA LTD.



                                       By: /s/ Vivian Cline
                                           -------------------------------------
                                           Vivian Cline
                                           Assistant Secretary

                                       M-I DRILLING FLUIDS CANADA, INC.



                                       By: /s/ Richard E. Chandler, Jr.
                                           -------------------------------------
                                           Richard E. Chandler, Jr.
                                           Vice President


                                       SCHLUMBERGER LIMITED



                                       By: /s/ Chad Deaton
                                           -------------------------------------
                                           Chad Deaton
                                           Executive Vice President


                                       SCHLUMBERGER TECHNOLOGY CORPORATION



                                       By: /s/ Chad Deaton
                                           -------------------------------------
                                           Chad Deaton
                                           Director


                                       SCHLUMBERGER MI, INC.



                                       By: /s/ John Yearwood
                                           -------------------------------------
                                           John Yearwood
                                           President